Filed Pursuant to Rule 424(b)(2)
Registration No. 333-178879, 333-178879-01 and 333-178879-02

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 4, 2012

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 4, 2012

$1,550,000,000

AmeriGas Finance Corp.

AmeriGas Finance LLC

    % Senior Notes due 2020

    % Senior Notes due 2022

Fully and Unconditionally

Guaranteed by AmeriGas Partners, L.P.

AmeriGas Finance Corp. and AmeriGas Finance LLC (collectively, the “Issuers”) are offering $1,550,000,000 in aggregate principal amount of senior notes, including $             in aggregate principal amount of     % Senior Notes due 2020 (the “2020 notes”) and $             in aggregate principal amount of     % Senior Notes due 2022 (the “2022 notes” and, together with the 2020 notes, the “notes”). The 2020 notes will bear interest at the rate of     % per annum and will mature on May 20, 2020, and the 2022 notes will bear interest at the rate of     % per annum and will mature on May 20, 2022. Interest on the notes is payable on May 20 and November 20 of each year, beginning on May 20, 2012. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by AmeriGas Partners, L.P. (“AmeriGas Partners”).

The Issuers may redeem some or all of the notes at any time on or after May 20, 2016 with respect to the 2020 notes or May 20, 2017 with respect to the 2022 notes. In addition, on or prior to May 20, 2015, the Issuers may redeem up to 35% of each of the 2020 notes and the 2022 notes with the proceeds of a registered public equity offering. The redemption prices are described under the caption “Summary—The Offering” in this prospectus supplement. There is no sinking fund for the notes.

This offering is made in connection with the Heritage Acquisition (as defined below). If the closing of the notes offered hereby is not concurrent with the closing of the Heritage Acquisition, the gross proceeds of the offering will be deposited into an escrow account, together with an amount in cash equal to an amount sufficient to redeem the notes at a special mandatory redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the latest possible special mandatory redemption date. See “Description of Notes—Escrow of Proceeds.” The notes will be subject to a special mandatory redemption in the event that the Heritage Acquisition has not been consummated on or prior to April     , 2012 (the date that is 90 days after the anticipated closing date of this offering), or, if prior to April     , 2012, the Contribution Agreement (as defined below) is terminated. See “Description of Notes—Special Mandatory Redemption.”

The Issuers’ obligations with respect to the notes will be joint and several. The notes and related guarantees will be unsecured senior obligations of the Issuers and AmeriGas Partners and will rank equally with all of the Issuers’ and AmeriGas Partners’ existing and future senior indebtedness. The notes and the guarantees are effectively subordinated to any of the Issuers’ and AmeriGas Partners’ secured indebtedness to the extent of the value of the assets securing such indebtedness, and the indebtedness and other liabilities of AmeriGas Propane, L.P., AmeriGas Partners’ operating partnership, and its subsidiaries.

Investing in the notes involves risks. See “Risk Factors” in AmeriGas Partners’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which is incorporated by reference into this prospectus supplement, and “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per 2020 Note		2020 Notes Total	Per 2022 Note		2022 Notes Total
Public offering price(1)		%	$		%	$
Underwriting discounts and commissions		%	$		%	$
Proceeds to the Issuers (before expenses)(1)		%	$		%	$

(1)	Plus accrued interest, if any, from , 2012.

Delivery of the notes in book-entry form only will be made on or about                     , 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	Citigroup	J.P. Morgan	Wells Fargo Securities

Senior Co-Managers

RBS	PNC Capital Markets LLC

Co-Managers

TD Securities	BB&T Capital Markets	Santander

The date of this prospectus supplement is                     , 2012.

Prospectus Supplement

FORWARD-LOOKING STATEMENTS	S-ii
SUMMARY	S-1
RISK FACTORS	S-10
RATIO OF EARNINGS TO FIXED CHARGES	S-15
THE TRANSACTIONS	S-16
USE OF PROCEEDS	S-18
CAPITALIZATION	S-19
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	S-20
DESCRIPTION OF NOTES	S-29
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-32
UNDERWRITING	S-36
LEGAL MATTERS	S-39
EXPERTS	S-39
INCORPORATION OF DOCUMENTS BY REFERENCE	S-40
WHERE YOU CAN FIND MORE INFORMATION	S-40

Prospectus
ABOUT THIS PROSPECTUS	1
RISK FACTORS	1
ABOUT AMERIGAS PARTNERS, L.P.
ABOUT AMERIGAS FINANCE CORP.	2
ABOUT AMERIGAS FINANCE LLC
RATIO OF EARNINGS TO FIXED CHARGES	2
USE OF PROCEEDS	2
DESCRIPTION OF THE DEBT SECURITIES	3
PLAN OF DISTRIBUTION	33
LEGAL MATTERS	34
EXPERTS	34
INCORPORATION OF DOCUMENTS BY REFERENCE	34
WHERE YOU CAN FIND MORE INFORMATION	35

We have not, and the underwriters have not, authorized anyone to provide any information other than that incorporated by reference or contained in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the applicable document.

This document is in two parts. The first part is the prospectus supplement, which describes our business and the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-i

FORWARD-LOOKING STATEMENTS

Information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may contain forward-looking statements. Such statements use forward-looking words such as “believe,” “plan,” “anticipate,” “continue,” “estimate,” “expect,” “may,” “will,” or other similar words. These statements discuss plans, strategies, events or developments that we expect or anticipate will or may occur in the future.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that actual results almost always vary from assumed facts or bases, and the differences between actual results and assumed facts or bases can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the following important factors which could affect our future results and could cause those results to differ materially from those expressed in our forward-looking statements:

•	adverse weather conditions resulting in reduced demand;

•	cost volatility and availability of propane, and the capacity to transport propane to our customers;

•	the availability of, and our ability to consummate, acquisition or combination opportunities;

•	successful integration and future performance of acquired assets or businesses;

•	changes in laws and regulations, including safety, tax, consumer protection and accounting matters;

•	competitive pressures from the same and alternative energy sources;

•	failure to acquire new customers and retain current customers thereby reducing or limiting any increase in revenues;

•	liability for environmental claims;

•	increased customer conservation measures due to high energy prices and improvements in energy efficiency and technology resulting in reduced demand;

•	adverse labor relations;

•	large customer, counter-party or supplier defaults;

•

liability in excess of insurance coverage for personal injury and property damage arising from explosions and other catastrophic events, including acts of terrorism, resulting from operating hazards and risks incidental to transporting, storing and distributing propane, butane and ammonia;

•	political, regulatory and economic conditions in the United States and foreign countries;

•	capital market conditions, including reduced access to capital markets and interest rate fluctuations;

•	changes in commodity market prices resulting in significantly higher cash collateral requirements;

•	the impact of pending and future legal proceedings;

•	the timing and success of future acquisitions and investments to grow our business; and

•

our ability to successfully complete the Heritage Acquisition, regulatory and other limitations that may be imposed as a result of the Heritage Acquisition, difficulties encountered in integrating the assets acquired in the Heritage Acquisition and the success of our business following the Heritage Acquisition.

S-ii

These factors, and the factors addressed under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement and “Risk Factors” in AmeriGas Partners’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on our business, financial condition or future results. We undertake no obligation to update publicly any forward-looking statement whether as a result of new information or future events except as required by the federal securities laws.

Notice to New Hampshire Residents

Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State of the State of New Hampshire that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State of the State of New Hampshire has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

This offer may be withdrawn at any time prior to the closing of the offering, and the offering is subject to the terms of this prospectus supplement. We and the underwriters also reserve the right to reject any offer to purchase notes in whole or in part for any reason and to allot to any prospective investor less than the full amount of notes sought by such investor.

S-iii

SUMMARY

The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements (including the accompanying notes) appearing elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. Unless the context otherwise indicates, “AmeriGas Partners,” the “Partnership,” “we,” “our,” “ours,” and “ourselves” refer to AmeriGas Partners, L.P. itself or AmeriGas Partners, L.P. and its subsidiaries on a consolidated basis, which includes the Issuers, AmeriGas Finance Corp. and AmeriGas Finance LLC, and our operating partnership, AmeriGas Propane, L.P. References to our “general partner” refer to AmeriGas Propane, Inc.; references to “AmeriGas Propane” or our “operating partnership” refer to AmeriGas Propane, L.P.; and references to the “Issuers” refer to AmeriGas Finance Corp. and AmeriGas Finance LLC. References to “fiscal year” are to our fiscal years ending September 30; for example, references to “fiscal 2011” are to our fiscal year ended September 30, 2011. References to “pro forma” or “on a pro forma basis” give effect to the Heritage Acquisition (as defined below) as described under “Unaudited Pro Forma Condensed Combined Financial Statements.”

Our Business

We are a publicly traded limited partnership formed under Delaware law on November 2, 1994. We are the largest retail propane distributor in the United States based on the volume of propane gallons distributed annually. As of September 30, 2011, we served approximately 1.3 million residential, commercial, industrial, agricultural and motor fuel customers in all 50 states from nearly 1,200 propane distribution locations. We are a holding company, and we conduct our business principally through our operating partnership, AmeriGas Propane, L.P. The common units of AmeriGas Partners, representing limited partner interests, trade on the New York Stock Exchange under the symbol “APU.”

We sell propane primarily to residential, commercial/industrial, motor fuel, agricultural and wholesale customers. We distributed approximately one billion gallons of propane for fiscal 2011. Approximately 88% of our fiscal 2011 sales (based on gallons sold) were to retail accounts and approximately 12% were to wholesale customers. Of total retail sales for fiscal 2011, residential customers accounted for approximately 39%, commercial/industrial customers accounted for 38%, motor fuel customers accounted for 14%, and agricultural customers accounted for 4%. Transport gallons, which are large-scale deliveries to retail customers other than residential, accounted for 5% of retail gallons sold in fiscal 2011. In fiscal 2011, no single customer represented more than 5% of our consolidated revenues.

The Heritage Acquisition

On October 15, 2011, we entered into a Contribution and Redemption Agreement, as amended (the “Contribution Agreement”), with Energy Transfer Partners, L.P. (“ETP” or the “Seller”) to acquire substantially all of the equity interests of ETP’s retail propane operations conducted by its subsidiaries Heritage Operating, L.P. (“HOLP”) and Titan Energy Partners, L.P. (“Titan” and, together with HOLP, “Heritage Propane” or “Heritage”), for a total acquisition value of approximately $2.78 billion (the “Heritage Acquisition”), which is subject to adjustments for working capital, cash and the amount of indebtedness of HOLP outstanding upon consummation of the Heritage Acquisition. Subject to Federal Trade Commission approval, immediately prior to closing, HOLP will transfer its interest in the net assets of HOLP’s cylinder exchange business (“HPX”) to an indirect subsidiary of the Seller who will retain that business. The acquisition value includes an equity component valued at $1.32 billion based on a price per unit of $44.61 of our common units issued to the Seller, and a cash distribution to the Seller of approximately $1.46 billion. Each of our and the Seller’s obligation to consummate this acquisition is subject to certain customary conditions, including approval under the Hart-Scott-Rodino Act. Neither AmeriGas Partners nor ETP unitholder approval is required in connection with this acquisition.

AmeriGas Finance LLC intends to loan net proceeds from this offering in an amount equal to the Cash Consideration (as defined herein) to AmeriGas Partners through intercompany loans having maturity dates and repayment terms that mirror those of the notes. AmeriGas Partners will use such proceeds to fund the cash distribution to ETP in connection with the Heritage Acquisition. Any excess net proceeds will be used to pay expenses for the Heritage Acquisition and for general corporate purposes, including to pay down borrowings outstanding under our operating partership’s existing credit facility. If the closing of the notes offered hereby is not concurrent with the closing of the Heritage Acquisition, the gross proceeds of the offering will be deposited into an escrow account, together with an amount in cash equal to an amount sufficient to redeem the notes at a special mandatory redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the latest possible special mandatory redemption date. See “Description of Notes—Escrow of Proceeds.” In order to accommodate our larger working capital needs following the consummation of the Heritage Acquisition, we intend to amend our operating partnership’s existing credit facility to increase the size of such facility from $325 million to $525 million, to extend the maturity date by one year to October 15, 2016 and to modify certain of the provisions therein to be effective upon the consummation of the Heritage Acquisition.

Acquisition Rationale

Heritage is a complementary business and its acquisition will provide us with increased size and scale adding to our geographic coverage which we expect will enable us to expand our product and technology development efforts. Further, the Heritage Acquisition will provide incremental supplier, customer, geographic and weather diversity as well as present us with the potential for meaningful operational and administrative synergies. Through productivity enhancements and cost reduction, we believe the Heritage Acquisition should improve our ability to compete effectively in the highly fragmented and competitive U.S. propane industry.

Our Strategy

In the short-term, our focus will be to successfully integrate the Heritage Acquisition and to capitalize on the benefits of such acquisition. In addition, we will continue our efforts to execute our strategy to grow by (i) pursuing opportunistic acquisitions and internal sales and marketing programs, (ii) leveraging our scale and driving productivity, and (iii) achieving world class safety performance. We regularly consider and evaluate opportunities for growth through the acquisition of local, regional and national propane distributors. We compete for acquisitions with others engaged in the propane distribution business. During fiscal 2011, we completed the acquisition of 16 propane distribution businesses. We expect that internal growth will be provided in part from the continued expansion of our AmeriGas Cylinder Exchange (“ACE”) program through which consumers can purchase or exchange empty propane cylinders at various retail locations, and our National Accounts program, through which we encourage multi-location propane users to enter into a supply agreement with us rather than with many suppliers. In addition, we believe opportunities exist to grow our business internally through other sales and marketing programs designed to attract and retain customers.

Our Competitive Strengths

Scale as largest U.S. retail propane distributor

For the twelve months ended September 30, 2011, we distributed approximately 1.0 billion gallons of propane, with approximately 88% of our sales (based on gallons sold) to retail accounts, and Heritage distributed approximately 544 million gallons of propane, with approximately 99% of its sales (based on gallons sold) to retail accounts. Our market share was approximately 10% and Heritage’s market share was approximately 6%, during our respective 2010 fiscal years based on LP-Gas Magazine. We operate an extensive storage and distribution network in order to transport propane to local market distribution locations, positioning us to serve propane consumers in all 50 states. The Heritage Acquisition will increase our scale and allow us to continue to compete effectively in the highly-fragmented and competitive U.S. propane industry. We expect to achieve enhanced productivity, cost reductions, purchasing synergies and product and technology development improvements.

Geographic and customer diversity

For the twelve months ended September 30, 2011, we served approximately 1.3 million residential, commercial/industrial, motor fuel, agricultural and wholesale customers in all 50 states and Heritage served approximately 1.1 million residential, commercial/industrial, motor fuel, agricultural and wholesale customers from locations in 41 states. Our broad national footprint reduces our exposure to adverse warm weather patterns in any one area of the United States. Our geographic coverage and scale also enable us to enter strategic relationships with large home centers, railroads and well-known companies such as Tractor Supply Co., UPS and U-Haul.

Track record of successful acquisition integration

We have a track record of integrating large acquisitions. We have completed over 100 acquisitions since our initial public offering in 1995. Management is focused on successfully integrating the Heritage Acquisition, realizing the synergies from the acquisition and adopting best practices from each of the organizations in order to optimize service to our customers.

Strong credit profile

Our financial performance over the last few years has demonstrated our commitment to maintaining a strong credit profile. In connection with the Heritage Acquisition, we intend to upsize our existing revolving credit facility from $325 million to $525 million in order to maintain our liquidity position.

Experienced management team

Our senior management has extensive experience in the propane distribution business with over 17 years on average in the propane distribution industry.

Recent Events

According to the heating degree data provided by the National Ocean and Atmospheric Administration, average temperatures nationally during the quarter ended December 31, 2011 were approximately 12% warmer than normal and approximately 10% warmer than the prior-year period. In particular, December 2011 average temperatures were approximately 12% warmer than normal and approximately 16% warmer than last year. Because many of our customers rely on propane as a heating fuel, our results of operations are adversely affected by warmer-than-normal heating season weather. Historically, our results in the first fiscal quarter are disproportionately dependent upon weather in December as a typical December would contribute nearly 50% of the heating degree days that would be expected during the quarter. Our results for the full fiscal year will be dependent in part on normal weather in the second fiscal quarter. See “Risk Factors—Decreases in the demand for propane because of warmer-than-normal heating season weather or unfavorable weather may adversely affect our results of operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011.

Our Structure

AmeriGas Propane, Inc., our sole general partner and a wholly owned indirect subsidiary of UGI Corporation (NYSE:UGI), manages our activities and conducts our business. We also utilize the employees of, and management services provided by, UGI Corporation.

The chart below depicts our expected basic corporate and debt structure upon completion of this offering and the Heritage Acquisition. The percentages reflected in the following chart represent individual ownership interests in us and our operating partnership.

AmeriGas Finance Corp. is one of our wholly owned subsidiaries. It has nominal assets and does not and will not conduct any operations or have any employees. It was formed in 1995 for the sole purpose of acting as an issuer or co-obligor of debt securities that we may issue or guarantee from time to time. AmeriGas Finance Corp. acts as issuer or co-obligor for our notes solely to allow certain institutional investors that might otherwise not be able to invest in our securities, either because we are a limited partnership or by reason of the legal investment laws of their states of organization or their charters, to invest in our debt securities.

AmeriGas Finance LLC is one of our wholly owned subsidiaries. It has nominal assets and does not and will not conduct any operations or have any employees. It was formed in 2011 for the sole purpose of acting as an issuer or co-obligor of debt securities that we may issue or guarantee from time to time.

THE OFFERING

A brief description of the material terms of the offering follows. For a more complete description of the notes offered hereby, see “Description of Notes” in this prospectus supplement and “Description of the Debt Securities” in the accompanying prospectus.

Co-Issuers	AmeriGas Finance Corp. and AmeriGas Finance LLC (the “Issuers”).

Notes Offered	$ in aggregate principal amount of % Senior Notes due 2020 (the “2020 notes”) and $ in aggregate principal amount of % Senior Notes due 2022 (the “2022 notes” and, together with the 2020 notes, the “notes”).

Maturity Dates	2020 notes: May 20, 2020.

2022 notes: May 20, 2022.

Interest Rates and Payment Dates	Interest on the 2020 notes will accrue at the rate of % per annum and interest on the 2022 notes will accrue at the rate of % per annum and, in each case, interest will be payable semiannually in cash in arrears on each May 20 and November 20, commencing on May 20, 2012. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Guarantees	The notes will be fully and unconditionally guaranteed on a senior unsecured basis by AmeriGas Partners, L.P. (the “Guarantor”).

Optional Redemption	The Issuers have the right to redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the applicable redemption prices (expressed in percentages of principal amount) listed below, plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 20 of the years indicated below.

2020 Notes:

Year	Percentage
2016	%
2017	%
2018 and thereafter	100.000%

2022 Notes:

Year	Percentage
2017	%
2018	%
2019	%
2020 and thereafter	100.000%

On or prior to May 20, 2015, the Issuers may redeem up to 35% of each of the 2020 notes and the 2022 notes with the proceeds of a registered public equity offering at % of the principal amount thereof with respect to the 2020 notes and % of the principal amount thereof with respect to the 2022 notes, in each case, plus accrued and unpaid interest, if any, to the applicable redemption date.

See “Description of Notes—Optional Redemption” beginning on page S-29 of this prospectus supplement.

Mandatory Offer to Repurchase	If AmeriGas Partners experiences specific kinds of changes in control, the Issuers must offer to repurchase the notes at 101% of their applicable principal amounts, plus accrued and unpaid interest. See “Description of the Debt Securities—Offers to Purchase; Repurchase at the Option of the Debt Security Holders” beginning on page 5 of the accompanying prospectus.

Escrow of Proceeds	If the closing of the notes offered hereby is not concurrent with the closing of the Heritage Acquisition, the gross proceeds of the offering will be deposited into an escrow account, together with available cash, such that the escrowed funds will be equal to the sum of (x) the aggregate principal amount of the notes and (y) the amount of interest that would accrue on the notes for the period from the issuance date thereof to, but excluding, the 90th day following such issuance date. If the Heritage Acquisition is consummated on or prior to April , 2012, the amounts held in escrow will be released to, and used by, AmeriGas Partners to finance the Heritage Acquisition as described herein. See “Description of Notes—Escrow of Proceeds.”

Special Mandatory Redemption	In the event that either the Contribution Agreement is terminated prior to April , 2012 or the Heritage Acquisition has not been consummated on or prior to April , 2012, the Issuers will be required to redeem all of the notes on the special mandatory redemption date at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. See “Description of Notes—Special Mandatory Redemption.”

Ranking	The notes will be senior unsecured joint and several obligations of the Issuers and will be fully and unconditionally guaranteed by the Guarantor. The notes and the guarantees will rank equal in right of payment with all of the other existing and future senior indebtedness of each of the Issuers and the Guarantor (including the $450.0 million aggregate outstanding principal amount of 6.25% Senior Notes due 2019 and the $470.0 million aggregate outstanding principal amount of 6.50% Senior Notes due 2021, in each case issued by AmeriGas Finance Corp. and the Guarantor), and senior in right of payment to any future subordinated indebtedness of the Issuers and the Guarantor.

The notes and guarantees will be effectively subordinated to any future secured indebtedness of the Issuers and the Guarantor to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future secured and unsecured indebtedness and other liabilities of the Guarantor’s subsidiaries, including the operating partnership. As of September 30, 2011 on a pro forma basis, the Guarantor would have had $2.47 billion of aggregate senior indebtedness, and the aggregate indebtedness of the Guarantor’s operating partnership and the Guarantor’s subsidiaries (other than the Issuers), would have been approximately $105.95 million, of which $73.32 million would have been secured.

Certain Covenants	The notes will be issued under an indenture, to be entered into on the issue date of the notes among the Issuers, the Guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be entered into among the Issuers, the Guarantor and the Trustee. The indenture governing the notes will, among other things, restrict AmeriGas Partners’ and its restricted subsidiaries’ ability to:

•	make distributions or make certain other restricted payments;

•	borrow money or issue preferred stock;

•	enter into sale and leaseback transactions;

•	incur liens;

•	permit its subsidiaries to make distributions or make certain other restricted payments;

•	sell certain assets or merge with or into other companies;

•	enter into transactions with affiliates; and

•	engage in certain lines of business.

These covenants are subject to a number of important qualifications and limitations. For more details, see “Description of Notes—Certain Additional Provisions Applicable to the Notes,” beginning on page S-29 of this prospectus supplement and “Description of the Debt Securities—Certain Covenants,” beginning on page 7 of the accompanying prospectus.

Use of Proceeds	AmeriGas Finance LLC intends to loan the net proceeds of this offering to AmeriGas Partners. AmeriGas Partners intends to use the proceeds of such intercompany loans to fund the cash distribution to ETP in connection with the Heritage Acquisition. Any excess net proceeds will be used to pay expenses for the Heritage Acquisition and for general corporate purposes, including to pay down borrowings outstanding under our operating partnership’s existing credit facility. See “Use of Proceeds.”

No Public Trading Market	The Issuers do not currently intend to list the notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the notes.

Risk Factors	See “Risk Factors,” beginning on page S-10 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in the notes.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

The following tables present our summary historical and pro forma financial data for the periods and at the dates indicated. The income statement and cash flow data for the fiscal years ended September 30, 2011, 2010 and 2009, and the balance sheet data as of September 30, 2011 and 2010 have been derived from our audited consolidated financial statements and the notes thereto incorporated by reference into this prospectus supplement. The unaudited pro forma condensed combined income statement data for the twelve months ended September 30, 2011 gives effect to, among other things, the Heritage Acquisition and the notes offered hereby as if they had occurred on October 1, 2010, and the pro forma condensed combined balance sheet data as of September 30, 2011 gives effect to, among other things, the Heritage Acquisition and the notes offered hereby as if they had occurred on September 30, 2011. This pro forma information does not purport to represent what our results of operations or financial position would have been if the Heritage Acquisition and the notes offered hereby had occurred as of the dates indicated or what those results will be for future periods. Our historical results included below and incorporated by reference into this prospectus supplement are not necessarily indicative of our future performance.

The historical consolidated financial data and the unaudited pro forma condensed combined financial data presented below should be read in conjunction with each of our and Heritage Propane’s historical financial statements and the related notes thereto, incorporated by reference into this prospectus supplement and the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” in this prospectus supplement.

	Year Ended September 30,			Pro Forma Year Ended September 30, 2011
	2009	2010	2011
	($ in thousands)
Income Statement Data:
Revenues:
Propane	$2,091,890	$2,158,800	$2,360,439	$3,732,506
Other	168,205	161,542	177,520	286,158

	2,260,095	2,320,342	2,537,959	4,018,664

Costs and expenses:
Cost of sales - propane	1,254,332	1,340,615	1,546,161	2,375,461
Cost of sales - other	62,172	54,456	59,126	80,595
Operating and administrative expenses	615,152	609,710	620,576	1,016,046
Depreciation and amortization	83,788	87,400	94,710	219,510
Gain on sale of California LPG storage facility	(39,887)	-	-	-
Other income, net	(16,005)	(7,704)	(25,563)	(23,501)

	1,959,552	2,084,477	2,295,010	3,668,111

Operating income	300,543	235,865	242,949	350,553
Loss on extinguishments of debt	-	-	(38,117)	(38,117)
Interest expense	(70,340)	(65,106)	(63,518)	(185,369)

Income before income taxes	230,203	170,759	141,314	127,067
Income tax expense	(2,593)	(3,265)	(390)	(799)

Net income	227,610	167,494	140,924	126,268
Less: net income attributable to noncontrolling interests	(2,967)	(2,281)	(2,401)	(2,011)

Net income attributable to AmeriGas Partners, L.P.	$224,643	$165,213	$138,523	$124,257

Balance Sheet Data (at period end):
Cash and cash equivalents	$59,213	$7,726	$8,632	$44,543
Total assets	1,657,564	1,696,219	1,795,735	4,737,154
Total long-term debt, including current maturities	865,644	791,402	933,522	2,575,953
Total partners’ capital	376,325	392,886	351,479	1,533,538

	Year Ended September 30,			Pro Forma Year Ended September 30, 2011
	2009	2010	2011
	($ in thousands)
Other Data:
EBITDA(1)	$381,364	$320,984	$297,141	$529,935
Adjusted EBITDA(1)	341,477	340,177	335,258	568,052
Retail gallons sold (millions)	928.2	893.4	874.2
Capital expenditures (including capital leases)	78,739	38,170	77,228

Cash Flow Data:
Net cash provided by operating activities	$367,498	$218,816	$188,851
Net cash used by investing activities	(79,525)	(114,929)	(106,129)
Net cash used by financing activities	(239,669)	(155,374)	(81,816)

(1) Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA should not be considered as alternatives to net income (loss) attributable to the Partnership (as an indicator of operating performance) and are not measures of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA and Adjusted EBITDA are meaningful non-GAAP financial measures used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to pay distributions and meet its loan covenants. The Partnership’s definitions of EBITDA and Adjusted EBITDA may be different from those used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. Management uses Adjusted EBITDA to exclude from the Partnership’s EBITDA gains and losses that competitors do not necessarily have to provide additional insight into the comparison of year-over-year profitability to that of other master limited partnerships. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA and Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to the Partnership for the relevant years.

Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership, which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA in its disclosures about its industry segments as the profitability measure for its domestic propane segment. EBITDA for the year ended September 30, 2011 and pro forma EBITDA for the year ended September 30, 2011 includes pre-tax losses of $38.1 million from extinguishments of debt. EBITDA for the year ended September 30, 2010 includes a $12.2 million pre-tax loss on discontinuance of hedge accounting for interest rate protection agreements and also includes a $7.0 million pre-tax loss associated with increased litigation reserves. EBITDA for the year ended September 30, 2009 includes a $39.9 million pre-tax gain from the sale of a California LPG storage facility.

The following table includes reconciliations of net income attributable to the Partnership to EBITDA and Adjusted EBITDA for all periods presented:

	Year Ended September 30,			Pro Forma Year Ended September 30, 2011
	2009	2010	2011
	($ in thousands)
Net income attributable to AmeriGas Partners, L.P.	$224,643	$165,213	$138,523	$124,257
Income tax expense	2,593	3,265	390	799
Interest expense	70,340	65,106	63,518	185,369
Depreciation and amortization	83,788	87,400	94,710	219,510

EBITDA	381,364	320,984	297,141	529,935

Loss on interest rate hedges	-	12,193	-	-
Loss on extinguishments of debt	-	-	38,117	38,117
Litigation reserve	-	7,000	-	-
Gain on sale of California LPG storage facility	(39,887)	-	-	-

Adjusted EBITDA	$341,477	$340,177	$335,258	$568,052

RISK FACTORS

The notes offered by this prospectus supplement and the accompanying prospectus may involve a high degree of risk. You should read carefully the following risk factors and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which is incorporated by reference into this prospectus supplement, in addition to the other information set forth in this prospectus supplement and the accompanying prospectus, before making an investment in the notes.

Neither the Issuers nor the Guarantor have any material operations or assets. Accordingly, noteholders will be paid only if we receive distributions from our operating partnership after it meets its own financial obligations.

AmeriGas Partners is a holding company for its subsidiaries with no material operations and only limited assets. The issuers of the notes, AmeriGas Finance Corp. and AmeriGas Finance LLC, are our wholly owned finance subsidiaries that conduct no business and have nominal assets. The Issuers were formed for the sole purpose of acting as obligors of debt securities that may be issued from time to time. Accordingly, we are dependent on cash distributions from our operating partnership, AmeriGas Propane, L.P., to service our debt obligations.

Noteholders will not receive payments required by the notes unless our operating partnership is able to make distributions to us after it first satisfies its obligations under the terms of its own borrowing arrangements and reserves any necessary amounts to meet its own financial obligations. Our operating partnership is required to distribute all of its available cash each quarter, less the amount of cash reserves that AmeriGas Propane, Inc., our operating partnership’s general partner and our general partner, determines is necessary or appropriate in its reasonable discretion to provide for the proper conduct of our operating partnership’s business, to enable it to make distributions to us so that we can make timely distributions to our limited partners and the general partner under our partnership agreement during the next four quarters, or to comply with applicable law or any of our operating partnership’s debt or other agreements.

Our operating partnership’s existing credit facility only permits quarterly distributions by the operating partnership to us if no default exists under that agreement. The existing credit facility contains various negative and affirmative covenants applicable to the operating partnership and requires the operating partnership to maintain specified financial ratios. If the operating partnership violates any of these covenants or requirements, a default may result and distributions to us would be limited.

In connection with the Heritage Acquisition, HOLP’s secured notes (the “HOLP notes”) will remain outstanding. Such HOLP notes contain restrictive covenants, including a requirement that HOLP may not pay dividends in excess of its “available cash”, and may only do so in the absence of a default. The HOLP notes contain various negative and affirmative covenants applicable to HOLP and require HOLP to maintain specified financial ratios. If HOLP violates any of these covenants or requirements, a default may result and distributions to our operating partnership (which will own HOLP) would be limited, which would accordingly limit distributions by us.

Noteholders may not receive payments under the notes because we are required to distribute all of our available cash and are not required to accumulate cash for the purpose of meeting our future obligations to noteholders.

Subject to the limitations on restricted payments contained in the indenture governing the notes and the indenture governing our existing notes, our partnership agreement requires us to distribute all of our available cash each quarter to our limited partners and our general partner. As a result of these distribution requirements, we may not accumulate significant amounts of cash. Therefore, if our operating partnership cannot make distributions, we may not have enough cash available to pay interest on the intercompany notes owing to AmeriGas Finance LLC which funds they need to service the notes or to pay amounts under our guarantee of the notes.

In the event that the Heritage Acquisition is not consummated on or prior to the 90th day after the issuance of the notes, the notes will be redeemed.

The closing of the Heritage Acquisition is subject to a number of conditions and there can be no assurance that the conditions will be satisfied. See “The Transactions.” For example, the Heritage Acquisition remains subject to the expiration or early termination of the waiting period applicable to acquisitions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR clearance”). There can be no assurance that HSR clearance will be obtained or that the Heritage Acquisition will be completed in the expected timeframe or at all.

If the closing of the notes offered hereby is not concurrent with the closing of the Heritage Acquisition, the gross proceeds of the offering will be deposited into an escrow account, together with an amount in cash such that the escrowed funds will be equal to the sum of (x) the aggregate principal amount of notes and (y) the amount of interest that would accrue on the notes for the period from the issuance date thereof to, but excluding, the 90th day following such issuance date. In the event that either the Contribution Agreement is terminated prior to April     , 2012, or the Heritage Acquisition has not been consummated on or prior to April     , 2012, the Issuers will be required to redeem all of the notes on a special mandatory redemption date at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Upon such redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns. Additionally, you may suffer a loss on your investment if you purchase the notes at a price greater than the issue price of the notes. See “Description of Notes—Escrow of Proceeds” and “—Special Mandatory Redemption.”

The notes and guarantees will be structurally subordinated to all indebtedness and other liabilities of our operating partnership and our subsidiaries (other than the Issuers) and effectively subordinated to any of our or the Issuers’ secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes and guarantees will be structurally subordinated to all existing and future claims of creditors of our operating partnership and its subsidiaries. This is because these creditors will have priority as to the assets of our operating partnership and its subsidiaries over our or the Issuers’ claims and, indirectly thereby, the claims of the holders of the notes.

Thus, the notes and guarantees are structurally subordinated to the claims of the lenders under our operating partnership’s existing credit facility, trade creditors and all existing and future creditors of any of our subsidiaries, including HOLP and Titan, but excluding the Issuers. In addition, the notes and guarantees will be effectively subordinated to any secured indebtedness that we or the Issuers incur to the extent of the value of the assets securing such indebtedness.

As of September 30, 2011 on a pro forma basis, the Guarantor would have had $2.47 billion of aggregate senior indebtedness, none of which would have been secured, and the aggregate indebtedness of our operating partnership and its subsidiaries would have been approximately $105.95 million.

Our substantial debt could impair our financial condition and our ability to fulfill our debt obligations.

We have substantial indebtedness. As of September 30, 2011 on a pro forma basis, we and our operating partnership, including HOLP and Titan, on a consolidated basis would have had total indebtedness of approximately $2.58 billion (including current maturities of long-term debt of $28.74 million) and our partners’ capital would have totaled $1.53 billion resulting in a ratio of debt to partners’ capital of 1.68 to 1.

As of September 30, 2011 on a pro forma basis, our operating partnership and its subsidiaries would have had total indebtedness of approximately $105.95 million. The holders of our operating partnership’s indebtedness will have structurally senior rights to those of the noteholders. As of September 30, 2011 on a pro forma basis and after giving effect to the planned amendment of our operating partnership’s existing credit facility to increase the size of such facility, we would have had $489.32 million in available borrowing capacity under our operating partnership’s existing credit facility. Subject to the restrictions under our operating partnership’s existing credit facility and the indenture governing our existing notes now outstanding, our operating partnership may incur significant additional indebtedness, which may be secured and will be effectively senior to the notes.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for our operating partnership to distribute cash for us to satisfy our obligations with respect to the notes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

Restrictive covenants in the agreements governing our indebtedness and the indebtedness of our operating partnership and its subsidiaries may reduce our operating flexibility.

The indenture governing the notes offered hereby, the indenture governing our existing notes, our operating partnership’s existing credit facility and the agreements governing the HOLP notes (the “HOLP note agreements”) contain various covenants that limit our ability to:

•	incur other indebtedness;

•	engage in transactions with affiliates;

•	incur liens;

•	make certain restricted payments;

•	enter into certain business combinations and asset sale transactions;

•	engage in new lines of business; and

•	make investments.

These restrictions could limit our ability and the ability of our operating partnership to obtain future financings, make needed capital expenditures, withstand a future downturn in the economy or our business, conduct operations or otherwise take advantage of business opportunities that may arise.

Our operating partnership’s existing credit facility also requires the operating partnership, and the HOLP note agreements require HOLP, to maintain specified financial ratios and satisfy other financial conditions. The ability of our operating partnership and HOLP to meet those financial ratios and conditions can be affected by events beyond our control, such as weather conditions and general economic conditions. Accordingly, our operating partnership and HOLP may be unable to meet those financial ratios and conditions.

Our breach of any of these covenants or our operating partnership’s or HOLP’s failure to meet any of those financial ratios or conditions could result in a default under the terms of the relevant indebtedness, which could cause such indebtedness and, by reason of cross-default provisions, the notes, to become immediately due and payable. If we are unable to repay those amounts, the lenders could initiate a bankruptcy proceeding or liquidation proceeding or proceed against any collateral granted to them to secure that indebtedness. If the lenders under our operating partnership’s existing credit facility or the holders of the HOLP notes accelerate the repayment of such borrowings, we may not have sufficient assets to repay our indebtedness, including the notes.

In addition, in the contingent residual support agreement that we will enter into with ETP as part of the Heritage Acquisition (the “CRSA”), we will agree not to redeem the notes prior to the second anniversary of the issuance date of such notes or repay the notes at any time prior to maturity except with the proceeds of a refinancing with debt of similar tenor (subject to certain exceptions), and to be bound by covenants that are substantially similar to the covenants to be included in the indenture.

You may not know whether the Issuers are obligated to purchase the notes upon a change of control because of the ambiguity as to the meaning of a sale of “all or substantially all” of our assets.

The indenture for the notes provides that noteholders may require the Issuers to purchase their notes at 101% of their principal amount, plus accrued and unpaid interest, upon the occurrence of any “change of control” event specified in the indenture for the notes and summarized in the accompanying prospectus under “Description of the Debt Securities—Offers to Purchase; Repurchase at the Option of the Debt Security Holders.” The events that trigger a change of control include a sale of all or substantially all of our assets. The meaning of “all or substantially all” varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which law governs the indenture. This ambiguity as to when a sale of all or substantially all of our assets has occurred may make it difficult for holders of the notes to determine whether the Issuers have properly identified a change of control.

The Issuers are not likely to be able to purchase the notes upon a change of control; certain transactions may not constitute a change of control.

The Issuers are not likely to be able to purchase outstanding notes upon a change of control as defined in the indenture because the holders of any existing notes will also have a purchase right upon the change of control and we may not have access to sufficient funds to purchase all such notes and existing notes at that time. In addition, we may be unable to purchase outstanding notes because our operating partnership’s existing credit facility limits our operating partnership’s ability to make distributions to the partnership and we are not likely to have sufficient immediate financial resources for the repurchase. In addition, we will covenant in the CRSA not to prepay the notes at any time, including upon a change of control or acceleration event, unless we refinance the notes with debt of similar tenor.

A change of control under the indenture governing the notes and the indenture governing the existing notes will result in an event of default permitting the acceleration of the debt under the indentures if we fail to purchase notes upon the demand of the holders. Such event of default will result in an event of default permitting the acceleration of the debt under our operating partnership’s existing credit facility, provided that the amount in default exceeds $35 million. We and our operating partnership and its subsidiaries would be unable to repay simultaneously all of our indebtedness upon the acceleration of our debt.

In addition, a change of control under the indenture will result in an event of default under our operating partnership’s existing credit facility if the change of control results in UGI Corporation not owning directly or indirectly 51% of the general partnership interests in our operating partnership and at least a 20% ownership interest in our operating partnership. Such an event of default under our operating partnership’s existing credit facility would permit the banks to accelerate repayment of the indebtedness owed to them. An acceleration of the indebtedness under our operating partnership’s existing credit facility would result in an event of default under the indentures entitling the holders of the notes and the existing notes to declare the notes and the existing notes immediately due and payable as long as the aggregate amount of such indebtedness is at least $10 million. We, the Issuers and our operating partnership and its subsidiaries would be unable to repay simultaneously all of our indebtedness upon the acceleration of our debt.

You will not have any purchase rights when a transaction takes place that does not meet the definition of a change of control under the indenture because the transaction involves UGI Corporation, any of its subsidiaries or any entity in which UGI Corporation or any of its subsidiaries beneficially owns at least 51% of the entity’s voting stock. In addition, you will not have any purchase rights when a transaction takes place that is not a change of control under the indenture, including an acquisition, refinancing or other recapitalization, notwithstanding the fact that the transaction increases the amount of our indebtedness outstanding or otherwise affects our capital structure or credit ratings or adversely affects the holders of the notes in some other way.

There may be no trading market for the notes.

The Issuers do not intend to list the notes to be issued under this prospectus supplement on any securities exchange or to seek approval for quotations of the notes through any automated quotation system. There is no established market for the notes and there is a risk that:

•	an active trading market for the notes will not develop;

•	you will not be able to sell your notes at fair market value or at all; or

•	you will not receive any specific price upon any sale of the notes.

If a public market for the notes does develop, the notes could trade at prices that may be lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended September 30,					Pro Forma Year Ended September 30, 2011
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges (a)	3.15	2.77	3.57	3.02	2.72	1.62

(a)	For purposes of determining the ratio of earnings to fixed charges, earnings is defined as income before income taxes plus fixed charges (excluding interest capitalized) and amortization of interest capitalized. Fixed charges consist of interest expensed and capitalized and the estimated portion of operating leases representative of the interest factor. The pro forma ratio of earnings to fixed charges is calculated in the same manner but after giving effect to the consummation of this offering and the Heritage Acquisition.

THE TRANSACTIONS

Contribution and Redemption Agreement

On October 15, 2011, AmeriGas Partners entered into a Contribution and Redemption Agreement (the “Contribution Agreement”) with Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP (“ETP GP”), and Heritage ETC, L.P., a Delaware limited partnership (the “Contributor”).

The Contribution Agreement provides that the Contributor will contribute the following interests to AmeriGas Partners: (i) a 99.999% limited partnership interest in Heritage Operating, L.P., a Delaware limited partnership (“HOLP”); (ii) a 100% membership interest in Heritage GP, LLC, a Delaware limited liability company and the holder of the remaining 0.001% general partner interest in HOLP; (iii) a 99.99% limited partner interest in Titan Energy Partners, L.P., a Delaware limited partnership (“Titan”); and (iv) a 100% membership interest in Titan Energy GP, L.L.C., a Delaware limited liability company and a holder of the remaining 0.01% general partner interest in Titan (collectively, “Heritage Propane”, and such contribution being referred to herein as the “Heritage Acquisition”). Subject to Federal Trade Commission approval, immediately prior to closing, HOLP will transfer its interests in the net assets of HOLP’s cylinder exchange business (“HPX”) to an indirect wholly owned subsidiary of ETP, and ETP will use its best efforts to sell HPX to a third-party. To the extent the gross proceeds of the sale of HPX exceed $40.0 million, we will receive a share of such excess upon the closing of the sale of HPX and, to the extent the gross proceeds of the sale of HPX are less than $40.0 million, we will pay ETP an amount equal to the shortfall.

Upon consummation of the Heritage Acquisition, we will deliver to ETP, as consideration in connection with the Heritage Acquisition, (i) common units representing limited partner interests of AmeriGas Partners in an amount equal to $1.32 billion based on a price per common unit of $44.61 (the “Equity Consideration”) and (ii) cash in an amount equal to approximately $1.46 billion (the “Cash Consideration” and, together with the Equity Consideration, the “Consideration”). Such Consideration is subject to adjustments for working capital, cash and the amount of indebtedness of HOLP outstanding upon consummation of the Heritage Acquisition. In addition, under certain circumstances, the allocation of the Consideration between the Cash Consideration and the Equity Consideration may be adjusted to reduce the Cash Consideration by up to $175 million and increase the Equity Consideration by a corresponding amount (the “Equity Adjustment”).

Consummation of the Heritage Acquisition is subject to customary conditions, including, without limitation, (i) HSR clearance; (ii) the absence of any law, order or injunction prohibiting the Heritage Acquisition and the related transactions; and (iii) the increase in the amount of loan commitments under our operating partnership’s existing credit facility to an aggregate amount of at least $500 million and the approval of certain other amendments. Moreover, each party’s obligation to consummate the Heritage Acquisition is subject to certain other conditions, including without limitation, (x) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and (y) the other party’s compliance with its covenants and agreements contained in the Contribution Agreement (subject to customary materiality qualifiers). The Contribution Agreement also contains termination rights for us and ETP.

We have made customary representations and warranties and covenants in the Contribution Agreement, including, without limitation, a covenant regarding the conduct of our business prior to the consummation of the Heritage Acquisition. Our representations, warranties and covenants, on the one hand, and the representations, warranties and covenants of ETP, ETP GP and the Contributor, on the other hand, have been made solely for the benefit of the other parties to the Contribution Agreement. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Contribution Agreement; (ii) have been qualified by confidential disclosures made to ETP, ETP GP and the Contributor, on the one hand, and us, on the other hand, in connection with the Contribution Agreement; (iii) are subject to materiality qualifications contained in the Contribution Agreement which may differ from what may be viewed as material by investors; (iv) were made only as of the date of the Contribution Agreement or such other date as is specified in the Contribution Agreement; and (v) have been included in the Contribution Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the foregoing summary is included only to provide investors with information regarding the terms of the Contribution Agreement, and not to provide investors with any other factual information regarding us, ETP, ETP GP or the Contributor or any of our or their respective businesses. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of us, ETP, ETP GP or the Contributor or any of our or their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Contribution Agreement, which subsequent information may or may not be fully reflected in public disclosures regarding us, ETP, ETP GP or the Contributor.

Unitholders Agreement

Upon consummation of the Heritage Acquisition, ETP, ETP GP and Energy Transfer Equity, L.P., a Delaware limited partnership (collectively, the “Unitholders”), will enter into a Unitholder Agreement (the “Unitholder Agreement”) with AmeriGas Partners pursuant to which the Unitholders will, among other things, (i) agree to vote their common units of AmeriGas Partners in a manner consistent with the recommendation of the board of directors of our general partner; (ii) agree not to transfer any common units of AmeriGas Partners until the one year anniversary of the consummation of the Heritage Acquisition; (iii) agree not to engage in certain activities with respect to us until such time as the aggregate beneficial ownership of the Unitholders is less than 4.9% of the then outstanding common units of AmeriGas Partners; and (iv) be granted certain registration rights with respect to the common units of AmeriGas Partners that they acquire in connection with the Heritage Acquisition.

Contingent Residual Support Agreement

Net proceeds from this offering in an amount equal to the Cash Consideration will be loaned from AmeriGas Finance LLC (“AmeriGas Finance”) to AmeriGas Partners, pursuant to intercompany loans (the “Supported Debt”) with maturity dates and repayment terms that will mirror those of the notes. Upon closing of the Heritage Acquisition, ETP will enter into and deliver a contingent residual support agreement (the “CRSA”) with AmeriGas Finance, AmeriGas Partners and UGI Corporation, pursuant to which ETP will provide contingent, residual support of the Supported Debt. ETP will have no obligation with respect to accrued and unpaid interest on the Supported Debt. In addition, ETP will be required to make a payment pursuant to the CRSA only if AmeriGas Finance first exercises remedies against AmeriGas Partners (whether through the closing of a bankruptcy proceeding against AmeriGas Partners following its administration or following receipt of a final and non-appealable judgment against AmeriGas Partners and execution of such judgment against the property of AmeriGas Partners, as applicable) and, following such exercise of remedies against AmeriGas Partners, a portion of the principal amount of the Supported Debt remains unpaid. The amount of a required payment under the CRSA will be equal to the deficiency, if any, that remains following AmeriGas Finance’s exercise of remedies against AmeriGas Partners and the liquidation of all available assets pursuant to the exercise of remedies. In no event will ETP directly support or have any liability for the notes offered hereby and holders of the notes will have no rights in respect of the CRSA. The CRSA will also provide that ETP will be entitled to appoint one board member to the board of directors of the general partner of AmeriGas Partners so long as the Supported Debt remains outstanding, such board member to be reasonably acceptable to AmeriGas Partners.

Amendments to our operating partnership’s existing credit facility

On June 21, 2011, our operating partnership entered into an unsecured revolving credit agreement (the “Original Agreement”) with a group of banks providing for borrowings up to $325 million (including a $100 million sublimit for letters of credit). In connection with the Heritage Acquisition, AmeriGas Propane amended the Original Agreement (the “First Amendment”) as of November 25, 2011 to permit the gross proceeds of the notes offered hereby to be placed in escrow prior to the consummation of the Heritage Acquisition. In order to accommodate our larger working capital needs following the consummation of the Heritage Acquisition, we intend to enter into a further amendment to the Original Agreement (the “Second Amendment,” and together with the Original Agreement and the First Amendment, the “existing credit facility”) to increase the size of the existing credit facility from $325 million to $525 million, to extend the maturity date by one year to October 15, 2016 and to modify certain of the provisions therein to be effective upon the closing of the Heritage Acquisition.

USE OF PROCEEDS

The Issuers estimate that they will receive approximately $1.5 billion from the sale of the notes, after deducting underwriters’ discounts and commissions and offering expenses. If the closing of the notes offered hereby is not concurrent with the closing of the Heritage Acquisition, the gross proceeds of this offering will be deposited into an escrow account as described in “Description of Notes—Escrow of Proceeds.” AmeriGas Finance LLC intends to loan net proceeds from this offering in an amount equal to the Cash Consideration to AmeriGas Partners through intercompany loans having maturity dates and repayment terms that mirror those of the notes. AmeriGas Partners will use such proceeds to fund the cash distribution to ETP in connection with the Heritage Acquisition. Any excess net proceeds will be used to pay expenses for the Heritage Acquisition and for general corporate purposes, including to pay down borrowings outstanding under our operating partnership’s existing credit facility.

CAPITALIZATION

The following table sets forth AmeriGas Partners’ consolidated capitalization as of September 30, 2011 (a) on an actual basis and (b) on a pro forma basis, giving effect to the consummation of this offering, the application of the estimated net proceeds therefrom as set forth in the section entitled “Use of Proceeds,” the amendment of our operating partnership’s credit facility to increase its size and the Heritage Acquisition. You should read this table in conjunction with the section entitled “Use of Proceeds” and AmeriGas Partners’ unaudited pro forma condensed combined financial statements and AmeriGas Partners’ historical audited consolidated financial statements and the notes to those financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2011
	Actual	Pro Forma
	(thousands of dollars)
Short-term debt, including current maturities:
Bank loans(1)	$95,500	$0
Current maturities of long-term debt(2)	4,664	28,740

	101,164	28,740

Long-term debt:
6.50% Senior Notes due 2021	470,000	470,000
6.25% Senior Notes due 2019	450,000	450,000
Long-term portion of Heritage Propane debt(2)	-	68,355
Notes offered hereby	-	1,550,000
Other	8,858	8,858

Total debt	1,029,022	2,575,953

Partners’ capital:
AmeriGas Partners, L.P. partners’ capital	338,656	1,491,314
Noncontrolling interest	12,823	42,224

Total partners’ capital	351,479	1,533,538

Total capitalization	$1,380,501	$4,109,491

(1)	As of September 30, 2011, our operating partnership had $35.68 million of outstanding letters of credit under its credit facility. Concurrently with the Heritage Acquisition, our operating partnership will amend its credit facility to increase the size of the credit facility from $325 million to $525 million. As of September 30, 2011, on a pro forma basis and giving effect to the amendment of our operating partnership’s credit facility, our operating partnership would have had $489.32 million available for additional borrowings under its amended credit facility. As of January 3, 2012, our operating partnership had approximately $111 million available for additional borrowings under its credit facility.

(2)	Includes the HOLP notes that were issued by Heritage Operating, L.P., the partnership interests of which we will acquire upon consummation of the Heritage Acquisition. The outstanding HOLP notes have interest rates ranging from 7.26% to 8.87% and maturities from 2012 to 2020.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements of AmeriGas Partners have been prepared to give effect to the Heritage Acquisition in accordance with Accounting Standards Codification (“ASC”) 805, “Business Combinations.” In accordance with the Contribution Agreement, we will acquire the partner interests in Heritage Operating, L.P. (“HOLP”) and Titan Energy Partners, L.P. (“Titan,” and together with HOLP, “Heritage Propane”) and their respective general partners and subsidiaries, in exchange for 29,567,362 AmeriGas Partners common units and a cash distribution to ETP of approximately $1.46 billion (subject to adjustments for working capital, cash and the amount of indebtedness of HOLP outstanding upon consummation of the Heritage Acquisition). The limited partner interests of AmeriGas Partners are referred to herein as “Common Units.” We expect to finance the cash distribution with the proceeds from the issuance of the notes offered hereby as described in the section “Use of Proceeds.”

The Unaudited Pro Forma Condensed Combined Financial Statements do not purport to represent what our results of operations or financial position would have been if the Heritage Acquisition had occurred on the dates indicated below, nor do they purport to project our results of operations or financial position for any future period or as of any future date. Under ASC 805, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with us as the acquirer. Accordingly, we have adjusted the historical financial statements to give effect to the impact of the estimated net purchase price in connection with the Heritage Acquisition. In the Unaudited Pro Forma Condensed Combined Balance Sheet, our estimated net purchase price for Heritage Propane has been allocated to the assets acquired and liabilities assumed based on a preliminary valuation of their fair values using currently available information which is subject to final adjustments. Because the fair values of the tangible and identifiable intangible assets acquired, less liabilities assumed, were less than the purchase price consideration for Heritage Propane, such difference has been reflected as goodwill. The estimated net purchase price, and the actual adjustments to be recorded in connection with the final purchase price allocation, may differ from the actual net purchase price and the pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Statements and any such differences may be material.

The Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2011 was prepared by combining our September 30, 2011 audited Consolidated Balance Sheet and the September 30, 2011 unaudited Condensed Combined Balance Sheet of HOLP and Titan pursuant to the Contribution Agreement as though the Heritage Acquisition had occurred on September 30, 2011. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 2011 was prepared by combining our audited Consolidated Statement of Operations for the year ended September 30, 2011 with HOLP and Titan’s unaudited Condensed Combined Statement of Operations for the twelve months ended September 30, 2011, to give effect to the Heritage Acquisition as though it had occurred on October 1, 2010. The estimated pro forma adjustments only give effect to events that are (1) directly attributable to the Heritage Acquisition; (2) factually supportable; and (3) with respect to the Unaudited Pro Forma Condensed Combined Statement of Operations, are expected to have a continuing effect on the combined results. The Unaudited Pro Forma Condensed Combined Statement of Operations does not give effect to any potential cost savings or other operating efficiencies that are expected to result from the integration of Heritage Propane into our operations or the integration costs expected to be incurred in connection therewith. The historical results of operations of HOLP and Titan include an allocation to Heritage Propane of corporate charges by ETP. Such allocation will be terminated following the Heritage Acquisition, but will be replaced by an allocation of UGI’s corporate charges. We expect that such UGI charges are not likely to increase from the amount recorded on a historical basis in HOLP and Titan’s financial statements.

Our historical amounts as of and for the year ended September 30, 2011 were derived from the audited financial statements included in our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission (the “SEC”) on November 21, 2011 and that is incorporated by reference in this prospectus supplement.

HOLP and Titan’s historical unaudited condensed combined balance sheet amounts as of September 30, 2011 were derived from the Unaudited Condensed Combined Balance Sheet of HOLP and Titan contained in the Current Report on Form 8-K that we filed with the SEC on January 4, 2012 and that is incorporated by reference in this prospectus supplement. The unaudited statement of operations data of HOLP and Titan for the twelve months ended September 30, 2011 was derived by combining data in the HOLP and Titan Unaudited Combined Statement of Operations for the nine months ended September 30, 2011 with data in the HOLP and Titan Audited Combined Statement of Operations for the year ended December 31, 2010, and excluding data in the HOLP and Titan Unaudited Combined Statement of Operations for the nine months ended September 30, 2010. These financial statements of HOLP and Titan are contained in the Current Report on Form 8-K that we filed with the SEC on January 4, 2012 that is incorporated by reference in this prospectus supplement.

You should read these Unaudited Pro Forma Condensed Combined Financial Statements in conjunction with the combined statements of HOLP and Titan, that are incorporated by reference in this prospectus supplement, along with our financial statements and accompanying notes included in our prior filings with the SEC that are incorporated by reference in this prospectus supplement.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

SEPTEMBER 30, 2011

(thousands of dollars)

	Historical AmeriGas Partners (2)	Historical HOLP and Titan (2)	Eliminate Assets & Liabilities Not Acquired (3)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$8,632	$28,469	$(458)	$7,900	(4)	$44,543
Accounts receivable	233,335	81,312	(4,138)	222	(5)	310,731
Accounts receivable – related parties	1,299	117,117	(116,895)	(222)	(5)	1,299
Inventories	135,815	90,585	(4,902)	-		221,498
Derivative financial instruments	864	-	-	-		864
Prepaid expenses and other current assets	13,874	24,982	(76)	-		38,780

Total current assets	393,819	342,465	(126,469)	7,900		617,715

Property, plant and equipment, net	645,755	788,055	(50,000)	224,945	(6)	1,608,755
Goodwill	691,910	619,854	(3,619)	407,255	(7)	1,715,400
Intangible assets	41,542	155,858	(5,375)	544,517	(8)	736,542
Other assets	22,709	9,142	-	26,891	(9)	58,742

Total assets	$1,795,735	$1,915,374	$(185,463)	$1,211,508		$4,737,154

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Current maturities of long-term debt	$4,664	$24,076	$-	$-		$28,740
Bank loans	95,500	-	-	(95,500)	(10)	-
Accounts payable – trade	158,554	37,189	(495)	19,632	(5)	214,880
Accounts payable – related parties	62	34,908	(15,276)	(19,632)	(5)	62
Customer deposits and advances	74,979	94,526	-	-		169,505
Derivative financial instruments	7,248	1,966	(525)	-		8,689
Other current liabilities	109,986	57,756	-	-		167,742

Total current liabilities	450,993	250,421	(16,296)	(95,500)		589,618

Long-term debt	928,858	60,383	(665)	1,558,637	(11)	2,547,213
Other noncurrent liabilities	64,405	2,645	(265)	-		66,785

Total liabilities	1,444,256	313,449	(17,226)	1,463,137		3,203,616
Commitments and contingencies
Partners Capital:
Limited Partners	340,180	1,601,394	-	(461,903)	(12)	1,479,671
General Partner	3,436	-	-	13,167	(12)	16,603
Accumulated other comprehensive (loss) income	(4,960)	531	-	(531)	(12)	(4,960)
General Partner interest in AmeriGas OLP	12,823	-	-	29,401	(12)	42,224

Total partners’ capital	351,479	1,601,925	-	(419,866)		1,533,538

Total liabilities and partners’ capital	$1,795,735	$1,915,374	$(17,226)	$1,043,271		$4,737,154

See accompanying notes to unaudited pro forma condensed combined financial statements.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 2011

(thousands of dollars, except per unit data)

	Historical AmeriGas Partners (2)	Historical HOLP and Titan (2)	Reclassifications (13)	Pro Forma Adjustments		Pro Forma Combined
Revenues:
Propane	$2,360,439	$1,372,067	$-	$-		$3,732,506
Other	177,520	108,638	-	-		286,158

	2,537,959	1,480,705	-	-		4,018,664

Costs and expenses:
Cost of sales - propane	1,546,161	829,300	-	-		2,375,461
Cost of sales - other	59,126	21,469	-	-		80,595
Operating and administrative expenses	620,576	395,470	-	-		1,016,046
Depreciation and amortization	94,710	83,342	-	41,458	(14)	219,510
Other income, net	(25,563)	-	2,062	-		(23,501)

	2,295,010	1,329,581	2,062	41,458		3,668,111

Operating income	242,949	151,124	(2,062)	(41,458)		350,553
Loss on extinguishments of debt	(38,117)	-		-		(38,117)
Losses on disposals of assets	-	(2,671)	2,671	-		-
Other income, net	-	609	(609)	-		-
Interest expense	(63,518)	(9,456)	-	(112,395)	(15)	(185,369)

Income before income taxes	141,314	139,606	-	(153,853)		127,067
Income tax expense	(390)	(409)	-	-		(799)

Net income	140,924	139,197	-	(153,853)		126,268
Less: net income attributable to noncontrolling interest	(2,401)	-	-	390	(16)	(2,011)

Net income attributable to AmeriGas Partners, L.P.	$138,523	$139,197	$-	$(153,463)		$124,257

General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$6,422					$8,804

Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$132,101					$115,453

Income per limited partner unit - basic and diluted

Basic	$2.30					$1.34

Diluted	$2.30					$1.34

Average limited partner units outstanding (thousands):

Basic	57,119			28,633	(17)	85,752

Diluted	57,170			28,633	(17)	85,803

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(thousands of dollars, except per unit data)

Note 1. The Unaudited Pro Forma Condensed Combined Financial Statements of AmeriGas Partners, L.P. and subsidiaries (“AmeriGas Partners”) have been prepared to give effect to the proposed acquisition by AmeriGas Partners (the “Heritage Acquisition”) of substantially all of the retail propane distribution businesses of Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), comprising substantially all of the operations of Heritage Operating, L.P. (“HOLP”) and Titan Energy Partners, L.P. (“Titan,” and, together with HOLP, “Heritage Propane”) and their respective general partners and subsidiaries, pursuant to a Contribution and Redemption Agreement, as amended (the “Contribution Agreement”), between ETP, Energy Transfer Partners GP, L.P., a Delaware limited partnership and general partner of ETP, and Heritage ETC, L.P., a Delaware limited partnership (the “Heritage Contributor”), in accordance with Accounting Standards Codification 805, “Business Combinations.” In accordance with the Contribution Agreement, AmeriGas Partners will acquire the partner interests in HOLP and Titan and their related general partners and subsidiaries, in exchange for 29,567,362 AmeriGas Partners Common Units and a cash distribution to ETP of $1,460,000 (subject to adjustments for working capital, cash and the amount of indebtedness of HOLP outstanding at consummation of the Heritage Acquisition). It has been assumed for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet that the Heritage Acquisition occurred as of September 30, 2011, and for purposes of the Unaudited Pro Forma Condensed Combined Statement of Operations that the Heritage Acquisition occurred as of October 1, 2010.

In addition, subject to Federal Trade Commission approval, immediately prior to the consummation of the Heritage Acquisition, HOLP will transfer its interests in the net assets of HOLP’s cylinder exchange business (“HPX”) to Heritage Express Propane, LLC (“HEP”), an indirect wholly owned subsidiary of ETP (see Note 3). References to Heritage Propane herein exclude the HPX net assets. AmeriGas Finance LLC intends to loan net proceeds from this offering of senior notes (the “AmeriGas Partners Senior Notes”) in an amount equal to the Cash Consideration to AmeriGas Partners through intercompany loans having maturity dates and repayment terms that mirror those of the notes. AmeriGas Partners will use such proceeds to fund the cash distribution to ETP in connection with the Heritage Acquisition. Any excess net proceeds will be used to pay expenses for the Heritage Acquisition and for general corporate purposes, including to pay down borrowings outstanding under AmeriGas Propane, L.P.’s existing credit facility.

The Unaudited Pro Forma Condensed Combined Financial Statements of AmeriGas Partners, L.P. also reflect the contribution by AmeriGas Propane, Inc. (“AmeriGas GP”), the general partner of AmeriGas Partners and its operating subsidiary, AmeriGas Propane, L.P. (“AmeriGas OLP”), of a combined 934,327 AmeriGas Partners Common Units held by AmeriGas GP, in order to maintain its 1% general partner interest in AmeriGas Partners and its 1.01% general partner interest in AmeriGas OLP, as a result of the Heritage Acquisition and subsequent contribution by AmeriGas Partners of the partnership interests in HOLP and Titan to AmeriGas OLP.

The purchase price for Heritage Propane assumed in the Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 2011, is as follows:

Cash	$1,460,000
Estimated working capital adjustment	(60,064)
Estimated net cash adjustment	5,217
Fair value of AmeriGas Partners Common Units issued to ETP	1,196,615

Total Purchase Price	$2,601,768

Pursuant to the Contribution Agreement, the purchase price is subject to adjustments for working capital, cash and the amount of indebtedness of HOLP outstanding at consummation of the Heritage Acquisition. The actual amounts of these adjustments will depend on the working capital and net cash amounts, as defined in the Contribution Agreement, on the actual date of consummation of the Heritage Acquisition.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS — (Continued)

The allocation of the purchase price for Heritage Propane based upon estimated fair values is as follows:

	Book Value of Assets Acquired (Liabilities Assumed)	Preliminary Fair Value Adjustments	Preliminary Fair Value
Current assets	$215,996	$-	$215,996
Property, plant and equipment	738,055	224,945	963,000
Goodwill	616,235	407,255	1,023,490
Intangible assets	150,483	544,517	695,000
Current liabilities	(234,125)	-	(234,125)
Noncurrent assets and liabilities, net	(52,956)	(8,637)	(61,593)

	$1,433,688	$1,168,080	$2,601,768

The Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any potential cost savings or operational efficiencies expected to result from the Heritage Acquisition or integration costs related thereto. The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the operating results or financial position that would have occurred had the Heritage Acquisition been completed as of the dates indicated, nor are they necessarily indicative of future operating results or financial position. The purchase accounting adjustments made in connection with the Pro Forma Condensed Combined Financial Statements are preliminary and have been made solely for purposes of developing the pro forma financial information.

Note 2. These columns represent the historical financial position and results of operations of AmeriGas Partners, HOLP and Titan. AmeriGas Partners’ unaudited balance sheet at September 30, 2011 was derived from the audited consolidated balance sheet included in AmeriGas Partners’ Annual Report on Form 10-K for the annual period ended September 30, 2011, filed with the SEC on November 21, 2011. The HOLP and Titan unaudited combined balance sheet at September 30, 2011 was derived from unaudited combined financial statements included in the Current Report on Form 8-K that was filed with the SEC on January 4, 2012 and that is incorporated by reference in this prospectus supplement.

AmeriGas Partners’ consolidated statement of operations for the fiscal year ended September 30, 2011 was derived from information provided in AmeriGas Partners’ Annual Report on Form 10-K filed with the SEC on November 21, 2011. The unaudited combined statement of operations of HOLP and Titan for the twelve months ended September 30, 2011 was derived by combining data in the audited combined statement of operations of HOLP and Titan for the twelve months ended December 31, 2010 with data in the unaudited combined statement of operations for the nine months ended September 30, 2011, and subtracting data in the unaudited combined statement of operations for the nine months ended September 30, 2010, each of which are included in the Current Report on Form 8-K that was filed with the SEC on January 4, 2012 and that is incorporated by reference in this prospectus supplement.

Note 3. Reflects pro forma adjustments to eliminate the assets and liabilities of HPX, and certain accounts receivable and accounts payable with ETP and its affiliates not acquired or assumed. Subject to Federal Trade Commission approval, immediately prior to the consummation of the Heritage Acquisition, the Heritage Contributor will cause HOLP to transfer all of HOLP’s title and interest in the net assets of HPX to HEP, and HEP will use its best efforts to sell the HPX business to a third-party. To the extent gross proceeds of the sale of HPX exceed $40,000, AmeriGas Partners will receive a share of such excess upon the closing of the sale of HPX and, to the extent such gross proceeds from the sale of HPX are less than $40,000, AmeriGas Partners will pay Heritage Contributor an amount equal to the shortfall. The Unaudited Condensed Combined Pro Forma Financial Statements do not reflect any adjustment to the purchase price associated with any excess or shortfall in gross proceeds from the sale of HPX.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS — (Continued)

The Unaudited Pro Forma Condensed Combined Statement of Operations does not reflect any adjustment associated with HPX because any adjustment would not be material.

Note 4. Reflects pro forma adjustments to cash and cash equivalents as follows:

Gross proceeds from issuance of AmeriGas Partners Senior Notes	$1,550,000
Cash payment to ETP pursuant to the Contribution Agreement	(1,460,000)
Estimated working capital adjustment pursuant to the Contribution Agreement	60,064
Estimated net cash adjustment pursuant to the Contribution Agreement	(5,217)
Payment of transaction fees and expenses	(42,491)

Excess cash proceeds contributed to AmeriGas OLP	102,356
Cash contribution by the General Partner to AmeriGas OLP to maintain its 1.01% general partner interest	1,044

Total cash contributed to AmeriGas OLP	103,400
Excess cash used to reduce AmeriGas OLP bank loans (see Note 10)	(95,500)

$7,900

The estimated working capital and net cash adjustments above are based upon amounts as of September 30, 2011. Actual amounts will depend upon amounts existing as of the consummation of the Heritage Acquisition.

Note 5. Reflects pro forma adjustment to reclassify certain related party accounts receivable and accounts payable to trade accounts receivable and trade accounts payable.

Note 6. Reflects pro forma adjustment to record property, plant and equipment acquired at estimated fair value as follows:

To record estimated fair value of Heritage Propane property, plant and equipment	$963,000
Eliminate historical net book value of Heritage Propane property, plant and equipment	(738,055)

$224,945

Note 7. Reflects pro forma adjustments to remove Heritage Propane’s historical goodwill of $616,235 and to record goodwill of $1,023,490 representing the excess of the net purchase price over the preliminary fair values of the net assets acquired and liabilities assumed. Such goodwill principally comprises buyer-specific synergies and assembled workforce.

Note 8. Reflects pro forma adjustment to record intangible assets at estimated fair value as follows:

Allocation of purchase price to customer relationships	$537,000
Allocation of purchase price to non-amortizable trademarks and tradenames	158,000
Eliminate historical cost of Heritage Propane non-competes and customer relationships	(72,612)
Eliminate historical cost of Heritage Propane non-amortizable trademarks and tradenames	(77,871)

$544,517

Customer relationships are expected to be amortized over a period of 15 years.

Note 9. Reflects pro forma adjustment of $26,891 to record estimated debt issue costs paid at closing in conjunction with (1) the issuance of $1,550,000 of AmeriGas Partners Senior Notes and (2) amendments to AmeriGas OLP’s existing credit agreement.

Note 10. Reflects pro forma adjustments to AmeriGas OLP bank loans to reflect the use of estimated excess cash proceeds (see Note 4).

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS — (Continued)

Note 11. Reflects total pro forma adjustment to long-term debt, including current maturities, as follows:

Issuance of AmeriGas Partners Senior Notes	$1,550,000
Fair value of long-term debt assumed	92,431
Eliminate historical value of long-term debt assumed	(83,794)

$1,558,637

The fair value of the debt assumed is based upon an average market interest rate of 6.7%. The final determination of the fair value of the debt will depend upon prevailing market interest rates on the date of the consummation of the Heritage Acquisition.

Note 12. Reflects total pro forma adjustments to partners’ capital accounts as follows:

	AmeriGas Partners Common Units	Limited Partners	AmeriGas Partners General Partner	Accumulated Other Comprehensive Loss (Income)	General Partner Interest in AmeriGas OLP
Elimination of Historical HOLP and Titan partners’ capital	-	$(1,601,394)	$ -	$ -	$ -
Elimination of historical HOLP and Titan accumulated other comprehensive income	-	-	-	(531)	-
Issuance of AmeriGas Partners Common Units to ETP pursuant to the Contribution Agreement	29,567,362	1,196,615	-	-	-
AmeriGas GP contribution of Common Units to AmeriGas Partners in order to maintain its 1% general partner interest in AmeriGas Partners	(298,660)	(13,323)	13,323	-	-
AmeriGas GP contribution of Common Units to AmeriGas OLP in order to maintain its 1.01% general partner interest in AmeriGas OLP	(635,667)	(28,357)	-	-	28,357
AmeriGas GP cash contribution to AmeriGas OLP in order to maintain its 1.01% general partner interest in AmeriGas OLP (see Note 4)	-	-	-	-	1,044
Transaction fees and expenses	-	(15,444)	(156)	-	-

	28,633,035	$(461,903)	$13,167	$(531)	$ 29,401

The fair value of the AmeriGas Partners Common Units to be issued to ETP is based on the closing price of AmeriGas Partners Common Units on September 30, 2011 of $43.99 reduced by a discount of $3.52 per Common Unit to reflect certain Common Unit contractual transfer restrictions for a period of approximately twelve months.

In conjunction with ETP’s asset contribution to the Partnership in exchange for the issuance of AmeriGas Partners Common Units to ETP having a fair value of $1,196,615, AmeriGas GP will contribute 298,660 of AmeriGas Partners Common Units that it owns, having a total fair value of $13,323, to AmeriGas Partners in order to maintain its 1% General Partner interest in AmeriGas Partners in accordance with the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P., dated as of July 27, 2009 (the “Partnership Agreement”). The fair value of the AmeriGas Partners Common Units contributed by AmeriGas GP is based upon a price of $44.61 per unit.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS — (Continued)

As a result of the contribution by AmeriGas Partners of the partnership interests in HOLP and Titan to AmeriGas OLP, in accordance with the Second Amended and Restated Agreement of Limited Partnership of AmeriGas Propane, L.P., dated as of December 1, 2004 (the “OLP Partnership Agreement”), AmeriGas GP will contribute 635,667 AmeriGas Partners Common Units held by AmeriGas GP having a total fair value of $28,357 to AmeriGas OLP in order to maintain its 1.01% general partner interest in AmeriGas OLP. The fair value of the AmeriGas Partners Common Units contributed by AmeriGas GP is based upon a price of $44.61 per unit.

Note 13. Reflects reclassifications of amounts included on Heritage Propane’s Statement of Operations to conform to AmeriGas Partners’ presentation.

Note 14. Reflects pro forma adjustments to depreciation and amortization expense as follows:

Eliminate historical depreciation and amortization expense of Heritage Propane	$(83,342)

Depreciation and amortization expense reflecting preliminary allocation of purchase price:
Depreciation expense on allocated property, plant and equipment (2 to 30 years)	89,000
Amortization expense of customer relationship intangible (15 years)	35,800

$41,458

Note 15. Reflects pro forma adjustment to interest expense as follows:

Interest on AmeriGas Partners Senior Notes	$112,375
Amortization of debt issuance costs	3,059
Interest on HOLP long-term debt assumed based on current market interest rates	6,514
Eliminate interest expense on bank loan borrowings repaid from excess proceeds from the issuance of the AmeriGas Partners Senior Notes	(1,207)
Eliminate historical interest on HOLP long-term debt	(8,346)

$112,395

The pro forma adjustment to interest expense includes estimated interest expense from the issuance of $1,550,000 of AmeriGas Partners Senior Notes and amortization of associated debt issuance costs. The interest expense associated with the AmeriGas Partners Senior Notes assumes a 7.25% interest rate. The actual interest rate will depend on market rates at the time the notes are actually issued. The impact of a  1/8% change in the assumed interest rate on the AmeriGas Partners Senior Notes would result in a $1,938 change in annual interest expense.

Note 16. To adjust income attributable to noncontrolling interest to reflect the impact of the pro forma adjustments.

Note 17. To reflect the effects on average limited partner units outstanding from the issuance of 29,567,362 AmeriGas Partners Common Units to ETP in conjunction with the Heritage Acquisition and the contribution of a combined 934,327 AmeriGas Partners Common Units by AmeriGas GP to AmeriGas Partners and AmeriGas OLP in order to maintain its 1% and 1.01% general partner interests in AmeriGas Partners and AmeriGas OLP, respectively (see Note 12).

DESCRIPTION OF NOTES

The following description of the notes and guarantees the Issuers and AmeriGas Partners, L.P., respectively, are offering supplements, and should be read together with, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus under the heading “Description of the Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description of debt securities in the accompanying prospectus, the indenture and the escrow agreement. Certain capitalized terms used herein are defined in the accompanying prospectus under the heading “Description of the Debt Securities—Certain Definitions.”

For purposes of this section, the terms “we”, “our” and “Issuers” refer only to AmeriGas Finance Corp. and AmeriGas Finance LLC.

We are issuing the notes, each as a series of debt securities, under an indenture, to be dated as of , 2012, among the Issuers, AmeriGas Partners, L.P., as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be entered into among the Issuers, the Guarantor and the Trustee. The notes will be fully and unconditionally guaranteed by AmeriGas Partners, L.P. on a senior unsecured basis.

We do not currently intend to list the notes on any securities exchange or to seek approval for quotation through any automated quotation system. We cannot assure you that an active trading market for the notes will develop. The absence of an active trading market could have an adverse effect on the liquidity and value of the notes.

Principal, Maturity and Interest

The 2020 notes will initially be issued in an aggregate principal amount of $     and the 2022 notes will initially be issued in an aggregate principal amount of $    . We will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the 2020 notes and the 2022 notes will constitute a separate series under the indenture.

The 2020 notes will mature on May 20, 2020 and the 2022 notes will mature on May 20, 2022, each unless redeemed prior to that date, as described under “—Optional Redemption.” Interest on the 2020 notes will accrue at the rate of     % per annum and interest on the 2022 notes will accrue at the rate of     % per annum. We will pay interest on the notes semi-annually in arrears on May 20 and November 20 of each year, beginning on May 20, 2012. We will make each interest payment to the persons who are the registered holders of the notes on the immediately preceding May 5 or November 5, respectively.

Interest on the notes will accrue from the date of original issuance, or from the most recent interest payment date to which interest has been paid or provided for. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

The notes of each series are subject to redemption at our option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the applicable redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, subject to the rights of the Holders of the notes of such series on a relevant record date to receive interest due on the relevant interest payment date, if redeemed during the 12-month period beginning on May 20 of the years indicated below:

2020 Notes

Year	Percentage
2016		%
2017		%
2018 and thereafter	100.000%

2022 Notes

Year	Percentage
2017		%
2018		%
2019		%
2020 and thereafter	100.000%

In the event that, on or prior to May 20, 2015, the Guarantor consummates a registered public offering of its Capital Stock (other than Redeemable Capital Stock), then, within 90 days of the consummation of such registered public offering, the Issuers, at their option, may use the net proceeds of such registered public offering to redeem up to 35% of the aggregate principal amount of each series (including additional notes) at a price of     % of the principal amount thereof with respect to the 2020 notes and     % of the principal amount thereof with respect to the 2022 notes, in each case, plus accrued and unpaid interest, if any, to the applicable redemption date, subject to the rights of the Holders of the notes on a relevant record date to receive interest due on the relevant interest payment date; provided, however, that at least 65% of the each of the 2020 notes and 2022 notes originally issued, together with any additional 2020 notes and additional 2022 notes, as applicable, shall be outstanding immediately after such redemption.

Escrow of Proceeds

If the closing of the notes offered hereby is not concurrent with the closing of the Heritage Acquisition, the gross proceeds received from this offering, together with available cash, will be placed in an escrow account (the “Escrow Account”) pending consummation of the Heritage Acquisition, such that the escrowed funds will be equal to the sum of (x) the aggregate principal amount of the notes and (y) the amount of interest that would accrue on the notes for the period from the issuance date thereof to, but excluding, the 90th day following such issuance date (such 90th day, the “Redemption Deadline”). Funds held in the Escrow Account will be invested in U.S. government obligations.

Prior to the Redemption Deadline and upon delivery to the escrow agent of an officer’s certificate of either of the Issuers certifying that all conditions to the closing of the Heritage Acquisition as set forth in the Contribution Agreement (other than those conditions which by their terms are only capable of being satisfied at closing, but subject to the satisfaction or written waiver of those conditions so long as such waiver is not materially adverse to the holders) have been satisfied or waived, the funds held in the Escrow Account will be released to the Issuers and used as described in “Use of Proceeds.”

We will grant the trustee, for the benefit of the holders of the notes, a first priority security interest in the escrow account, our rights in the escrow agreement and all deposits therein to secure the Special Mandatory Redemption (as defined below). Prior to release of the escrow property, the notes will be secured solely by a pledge of the escrow property. After release of the escrow property, the notes will not be secured.

Special Mandatory Redemption

If either the Contribution Agreement is terminated or the Heritage Acquisition has not been consummated on or prior to the date that is three business days prior to the Redemption Deadline, we will cause the notice of a Special Mandatory Redemption to be mailed no later than the business day after the date of such termination or three business days prior to the Redemption Deadline in the event the Heritage Acquisition has not yet been consummated and the notes will be redeemed no later than three business days following the date of such notice. In the event that a Special Mandatory Redemption notice is provided because the Heritage Acquisition has not been consummated by the date that is three business days prior to the Redemption Deadline, such notice will be revocable by the Issuers until 10:00 a.m. (Eastern time) on the Redemption Deadline upon consummation of the Heritage Acquisition. The Issuers will be required to apply the funds in the Escrow Account to redeem the notes no later than the Redemption Deadline at 100% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to, but excluding, the redemption date (which date will, in any event, not be later than the Redemption Deadline) (the “Special Mandatory Redemption”). Funds will be released from the Escrow Account to the Trustee to make such Special Mandatory Redemption on behalf of the Issuers. Following the making of such Special Mandatory Redemption, any funds that remain in the Escrow Account will be disbursed to the Issuers.

Certain Additional Provisions Applicable to the Notes

In addition to the covenants contained in the accompanying prospectus, the supplemental indenture will include the following covenant:

The Issuers and the Partnership will not incur, assume or suffer to exist any Liens upon the escrow property other than Liens on the escrow property for the benefit of the holders of the notes.

In addition to the Events of Default described in the accompanying prospectus, the supplemental indenture will include the following additional Events of Default:

(i)  prior to the release of the escrow property, failure to comply with the provisions described under “—Special Mandatory Redemption;” or

(ii)  prior to the release of the escrow property, the first priority security interest granted in the escrow account holding the escrow property and all deposits therein to secure the notes (a) ceases to be in full force and effect, (b) ceases to give the trustee for the benefit of the holders of the notes, the liens, rights, powers and privileges purported to be created and granted thereby in favor of the trustee or (c) is asserted by us not to be a valid, perfected first priority security interest in or lien on the proceeds covered thereby.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section discusses the material U.S. federal income tax considerations of the acquisition, ownership and disposition of a note. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (“IRS”) and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

We have not sought a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of a note. There can be no assurance that the IRS will not challenge one or more of the conclusions described herein.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, a person subject to the alternative minimum tax provisions of the Code). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currencies, traders who elect to mark the notes to market, partnerships or other pass-through entities, tax-exempt entities, banks and other financial institutions, insurance companies, brokers, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” certain former citizens or residents of the United States, persons holding a note as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction and U.S. Holders (as defined below) who have a “functional currency” other than the U.S. dollar.

This discussion does not address any aspect of state, local or foreign law, or U.S. federal estate and gift tax law other than U.S. federal estate tax law as applicable to a Non-U.S. Holder (to the extent set forth below). In addition, this discussion is limited to an initial purchaser of a note who acquires the note at the offering price indicated on the cover of this prospectus supplement and who will hold the note as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, we urge you to consult your tax advisers.

This discussion of certain material U.S. federal income and estate tax considerations is not tax advice. Prospective purchasers of the notes are advised to consult their tax advisers regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes.

Treatment of the Notes

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. Our obligation to pay such excess amounts may cause the IRS to take the position that the notes are “contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS is successful in such an assertion, the timing and amount of income included and the character of gain recognized with respect to the notes may be different from the consequences discussed herein. Notwithstanding this possibility, we do not believe that the notes are contingent payment debt instruments, and, consequently, we do not intend to treat the notes as contingent payment debt instruments. Such determination by us is binding on all holders unless a holder discloses its differing position in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which a note was acquired. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments for U.S. federal income tax purposes.

U.S. Holders

The following discussion is limited to a holder of a note that is a “U.S. Holder.” For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation (or an entity treated as a corporation) created or organized in the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons,” within the meaning of the Treasury regulations promulgated under the Code, have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 19, 1996, and were treated as domestic trusts on that date.

Taxation of Stated Interest on the Notes.  Generally, payments of stated interest on a note will be includible in a U.S. Holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with the U.S. Holder’s regular method of tax accounting. The following discussion assumes that the notes will not be treated as issued with original issue discount.

Sale, Exchange, Retirement or Other Taxable Disposition of a Note.  A U.S. Holder generally will recognize capital gain or loss upon a sale, exchange, retirement or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a note is attributable to the payment of accrued interest on the note not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be the amount paid for the note. The gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the sale, exchange, retirement or other taxable disposition. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitation.

Information Reporting Requirements and Backup Withholding.  A U.S. Holder of a note may be subject, under certain circumstances, to information reporting and “backup withholding,” at a current rate of 28%, with respect to certain “reportable payments,” including interest, principal (and premium, if any) on, and gross proceeds from a disposition of, a note. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. U.S. Holders of a note are urged to consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for establishing such exemption.

The backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends to the IRS or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. Holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or as a credit against that U.S. Holder’s U.S. federal income tax liability, provided the requisite procedures are followed. We (or an applicable withholding agent) will report annually to the IRS and to each U.S. Holder of a note the amount of any “reportable payments” and the amount of tax withheld, if any, with respect to those payments.

Non-U.S. Holders

The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of a note by a “Non-U.S. Holder”. For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner (other than a partnership) of notes other than a U.S. Holder. For purposes of the discussion below, interest on and gain on the sale, exchange or other disposition of the notes will be considered to be “U.S. trade or business income” if such income or gain is:

•	effectively connected with the conduct of a U.S. trade or business; and

•

in the case of a Non-U.S. Holder eligible for the benefits of an applicable income tax treaty, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

Interest. Generally, interest paid to a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of our capital or profits interests;

•	is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of the Code; and

•	certifies, under penalties of perjury on a Form W-8BEN, that such holder is not a U.S. person and provides such holder’s name and address.

The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates rather than the 30% withholding rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income also may be subject to a branch profits tax at a rate of 30% (or such lower rate provided under an applicable income tax treaty). To claim an exemption from withholding for U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed Form W-8BEN (claiming treaty benefits) or W-8ECI (claiming exemption from withholding because income is U.S. trade or business income) (or such successor forms as the IRS designates), as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, under the Treasury regulations, special procedures are provided for payments through qualified intermediaries.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes. A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange, retirement or other taxable disposition of the notes unless:

•	the gain is U.S. trade or business income (in which case the branch profits tax may also apply to a corporate Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements.

U.S. Federal Estate Tax.  Notes held (or treated as held) by an individual who is not a citizen or resident of the United States, as specifically defined for U.S. federal estate tax purposes, at the time of his or her death will not be subject to United States federal estate tax, provided that the interest on such notes would be exempt as portfolio interest when received by the Non-U.S. Holder at the time of his or her death (without regard to the obligation to certify on Form W-8BEN) and the income on the notes was not U.S. trade or business income.

Information Reporting Requirements and Backup Withholding.  We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding and certain information reporting requirements will not apply to such payments of interest with respect to which either the requisite certification (i.e., a Form W-8BEN or W-8ECI as described above) has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is a “U.S. related person,” meaning that the broker is: (i) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; (ii) is a controlled foreign corporation for U.S. federal income tax purposes; or (iii) is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business. In the case of the payment of the proceeds from the disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and the broker has no knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder timely provides the required information to the IRS.

THE U.S. FEDERAL INCOME AND ESTATE TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2012, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective principal amounts of notes:

Underwriter	Principal Amount of 2020 notes	Principal Amount of 2022 notes
Credit Suisse Securities (USA) LLC	$	$
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
RBS Securities Inc.
PNC Capital Markets LLC
TD Securities (USA) LLC
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
Santander Investment Securities Inc.

Total	$	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the applicable public offering price on the cover page of this prospectus supplement. After the initial public offering, the representatives may change the public offering price. The underwriters may offer and sell the notes through certain of their affiliates.

We estimate that our out-of-pocket expenses for this offering will be approximately $2,350,000.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

The underwriters or their affiliates have performed investment banking and advisory services for us and ETP from time to time for which they have received customary fees and expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us and ETP in the ordinary course of their business. Under our operating partnership’s bank credit facility, Wells Fargo Securities, LLC serves as sole lead arranger and sole book manager and an affiliate of Wells Fargo Securities, LLC serves as administrative agent, swingline lender and issuing lender. J.P. Morgan Securities LLC served as an advisor to the board of directors of our general partner for the purpose of providing a fairness opinion to the board of directors of our general partner in connection with the Heritage Acquisition. Certain affiliates of the underwriters who are lenders under our operating partnership’s bank credit facility will receive a pro rata portion of any amount of the proceeds from this offering used to pay down borrowings under such facility as described in this prospectus supplement under the section entitled “Use of Proceeds.”

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of the notes in excess of the aggregate principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the              business day following the date of pricing of the notes (this settlement cycle being referred to as “T+            ”). Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+            , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), an offer to the public of the notes which are the subject of the offering described in this prospectus supplement may not be made in that relevant member state, except that an offer to the public in that relevant member state of the notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that relevant member state:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3(2) of the Prospectus Directive,

provided, that no such offer of the notes shall result in a requirement for the publication by the Issuers or any representative of a prospectus supplement pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the notes described in this prospectus supplement located in a relevant member state who receives any communication in respect of, or who acquires any notes under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to with each underwriter and the company that (a) it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and (b) in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any relevant member state, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters have been given to the offer or resale; or (ii) where the notes have been acquired by it on behalf of persons in any relevant member state other than qualified investors, the offer of such notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state, and includes any relevant implementing measure in each relevant member state and the expression “2010 PD Amending Directive” means Directive 2010/73/FU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, (a) persons who are outside the United Kingdom or (b) persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (Qualified Investors) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

LEGAL MATTERS

The validity of the notes being offered will be passed upon for us by Morgan, Lewis & Bockius LLP. We have also been represented by Shearman & Sterling LLP, New York, New York. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

AmeriGas Partners

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement by reference to the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Heritage Propane

The combined financial statements of Heritage Operating, L.P. and subsidiaries and Titan Energy Partners, L.P. and subsidiaries as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference into this prospectus supplement and the accompanying prospectus information that AmeriGas Partners files with the SEC. This means that we disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered a part of this prospectus supplement and accompanying prospectus. Any information AmeriGas Partners files with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and accompanying prospectus. We incorporate by reference the following documents that AmeriGas Partners has filed with the SEC and any filings that AmeriGas Partners will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934:

•	AmeriGas Partners’ annual report on Form 10-K for the fiscal year ended September 30, 2011, filed on November 21, 2011; and

•	AmeriGas Partners’ current reports on Form 8-K filed on October 6, 2011, October 17, 2011, November 28, 2011, December 7, 2011, December 16, 2011 and January 4, 2012.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of each person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be made to AmeriGas Propane, Inc., 460 North Gulph Road, King of Prussia, Pennsylvania 19406, telephone (610) 337-7000, Attention: Hugh J. Gallagher, Treasurer.

WHERE YOU CAN FIND MORE INFORMATION

AmeriGas Partners files annual, quarterly and current reports and other information with the SEC. You can read and copy these reports and other information, including the documents incorporated by reference, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 (please call 1-800-SEC-0330 for further information about the operation of the public reference room). Such documents, reports and information are also available on the SEC’s website at http://www.sec.gov.

PROSPECTUS

AMERIGAS FINANCE CORP.

AMERIGAS FINANCE LLC

SENIOR DEBT SECURITIES

FULLY AND UNCONDITIONALLY GUARANTEED BY

AMERIGAS PARTNERS, L.P.

Senior debt securities of AmeriGas Finance Corp. and AmeriGas Finance LLC may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering. AmeriGas Partners, L.P. will fully and unconditionally guarantee the payment obligations on the debt securities on the terms described in this prospectus and in supplements to this prospectus.

We will provide specific terms concerning the debt securities and the guarantee in supplements to this prospectus and other offering material, as necessary. You should read this prospectus and the accompanying prospectus supplement and any other offering material carefully before you invest.

We will offer the debt securities only by and through underwriters in firm commitment underwritings. See “Plan of Distribution.” The prospectus supplement will list the underwriters and the compensation that they will receive.

Investing in the debt securities involves certain risks. See “Risk Factors” beginning on page 1 of this prospectus, as well as the “Risk Factors” incorporated by reference herein from our most recent Annual Report on Form 10-K and other reports and information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2012

About This Prospectus	1

Risk Factors	1

About AmeriGas Partners, L.P.	1

About AmeriGas Finance Corp.	2

About AmeriGas Finance LLC	2

Ratio of Earnings to Fixed Charges	2

Use of Proceeds	2

Description of the Debt Securities	3

Plan of Distribution	33

Legal Matters	34

Experts	34

Incorporation of Documents by Reference	34

Where You Can Find More Information	35

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, or amended, or the Security Act. Under this shelf registration process, we may sell from time to time the debt securities and guarantees described in this prospectus in one or more offerings. This prospectus provides you with a general description of us, the debt securities and the guarantees of the debt securities. We will file prospectus supplements that may add to, update or change information in this prospectus. In addition, you should review the documents we have incorporated by reference.

When used in this prospectus, unless the context otherwise requires, “AmeriGas Partners,” “we,” “our,” “ours,” and “ourselves” refer to AmeriGas Partners, L.P. itself or AmeriGas Partners, L.P. and its subsidiaries on a consolidated basis, which includes AmeriGas Finance Corp., AmeriGas Finance LLC, and our operating partnership, AmeriGas Propane, L.P. References to our “general partner” refer to AmeriGas Propane, Inc. and references to “AmeriGas Propane” or our “Operating Partnership” refer to AmeriGas Propane, L.P. References to “fiscal year” are to our fiscal years ending September 30; for example, references to “fiscal 2011” are to our fiscal year ended September 30, 2011.

We have not authorized anyone to provide you any information or represent anything about us that is not contained in or incorporated by reference into this prospectus or any prospectus supplement. If given or made, any such information or representation should not be relied upon as having been authorized by us. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in the debt securities involves certain risks. Before you invest in our debt securities you should carefully consider those risk factors included in our most recent Annual Report on Form 10-K for fiscal 2011, which is incorporated by reference into this prospectus, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our debt securities. These risks could materially and adversely affect our business, financial condition or operating results and could result in a partial or complete loss of your investment.

ABOUT AMERIGAS PARTNERS, L.P.

We are a publicly traded limited partnership formed under Delaware law on November 2, 1994. We are the largest retail propane distributor in the United States based on the volume of propane gallons distributed annually. As of September 30, 2011, we served approximately 1.3 million residential, commercial, industrial, agricultural and motor fuel customers in all 50 states from nearly 1,200 propane distribution locations. Typically, propane distribution locations are found in suburban and rural areas where natural gas is not readily available.

We sell propane primarily to residential, commercial/industrial, motor fuel, agricultural and wholesale customers. We distributed approximately one billion gallons of propane in fiscal 2011. Approximately 88% of our fiscal 2011 sales (based on gallons sold) were to retail accounts and approximately 12% were to wholesale customers. Of total retail sales for fiscal 2011, residential customers accounted for approximately 39%, commercial/industrial customers accounted for 38%, motor fuel customers accounted for 14%, and agricultural customers accounted for 4%. Transport gallons, which are large-scale deliveries to retail customers other than residential, accounted for 5% of fiscal 2011 retail gallons. No single customer represents, or is anticipated to represent, more than 5% of our consolidated revenues.

Residential customers use propane primarily for home heating, water heating and cooking purposes. Commercial users, which include hotels, restaurants, churches, warehouses and retail stores, generally use propane for the same purposes as residential customers. Industrial customers use propane to fire furnaces, as a cutting gas and in other process applications. Other industrial customers are large-scale heating accounts and local gas utility customers who use propane as a supplemental fuel to meet peak load deliverability requirements. As a motor fuel, propane is burned in internal combustion engines that power over-the-road vehicles, forklifts and stationary engines. Agricultural uses include tobacco curing, chicken brooding and crop drying. In our wholesale operations, we principally sell propane to large industrial end-users and other propane distributors.

We are a holding company, and we conduct our business principally through our operating partnership, AmeriGas Propane, L.P.

The common units of AmeriGas Partners, representing limited partner interests, trade on the New York Stock Exchange under the symbol “APU.”

Our executive offices are located at 460 North Gulph Road, King of Prussia, Pennsylvania 19406. Our telephone number is (610) 337-7000 and our website address is http://www.amerigas.com. The information on our website does not constitute a part of this prospectus. The reference to our website address is intended as an inactive textual reference only.

ABOUT AMERIGAS FINANCE CORP.

AmeriGas Finance Corp. is one of our wholly owned subsidiaries. It has nominal assets and does not and will not conduct any operations or have any employees. It was formed in 1995 for the sole purpose of acting as an issuer or co-obligor of debt securities that we may issue or guarantee from time to time. AmeriGas Finance Corp. acts as issuer or co-obligor for our debt securities solely to allow certain institutional investors that might otherwise not be able to invest in our securities, either because we are a limited partnership, or by reason of the legal investment laws of their states of organization or their charters, to invest in our debt securities.

ABOUT AMERIGAS FINANCE LLC

AmeriGas Finance LLC is one of our wholly owned subsidiaries. It has nominal assets and does not and will not conduct any operations or have any employees. It was formed in 2011 for the sole purpose of acting as an issuer or co-obligor of debt securities that we may issue or guarantee from time to time.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the periods indicated:

	Year Ended September 30,
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges (a)	3.15	2.77	3.57	3.02	2.72

(a)	For purposes of determining the ratio of earnings to fixed charges, earnings is defined as income before income taxes plus fixed charges (excluding interest capitalized) and amortization of interest capitalized. Fixed charges consist of interest expensed and capitalized and the estimated portion of operating leases representative of the interest factor.

USE OF PROCEEDS

We will describe the use of proceeds with respect to a particular offering in the applicable prospectus supplement or other offering material, which may include the use for general business purposes, including repayment of our or our Operating Partnership’s debt, acquisitions, capital expenditures, working capital and loans to the Issuers’ parent, AmeriGas Partners, L.P.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be issued under an indenture between AmeriGas Finance Corp. and AmeriGas Finance LLC, as co-issuers, AmeriGas Partners, L.P., as guarantor, and U.S. Bank National Association, as trustee. The indenture is a technical document with terms that have defined meanings. This summary description of the debt securities refers to and includes some of those defined terms, which are capitalized. Some of these terms are defined at the end of this summary but not all of the definitions of these terms are included nor are descriptions included of all of the features of the debt securities and the indenture, some of which you may find relevant. For that reason, we urge you to read the indenture and the prospectus supplement describing the particular terms of the debt securities because they, and not this description, define the rights of the debt security holders. The indenture is filed as an exhibit to this registration statement.

For purposes of this section, the terms “we” and “our” refers only to AmeriGas Partners, L.P. and not to AmeriGas Finance Corp., AmeriGas Finance LLC or any of our other subsidiaries. The term “Issuers” shall mean AmeriGas Finance Corp. and AmeriGas Finance LLC; the term “Guarantor” shall mean AmeriGas Partners, L.P. as guarantor of the debt securities; the term “Partnership” shall mean AmeriGas Partners, L.P. and its successors; and the term “Operating Partnership” shall mean AmeriGas Propane, L.P. and its successors.

General

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms for a particular issuance, which will be described in an accompanying prospectus supplement. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated by reference into this prospectus, and the statement in this prospectus is qualified by that reference.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, will be filed with the SEC at the time of the offering.

Brief Description of the Debt Securities and the Guaranty

The debt securities will:

•	be the Issuers’ general joint and several obligations and will be unsecured except to the extent described in the applicable prospectus supplement;

•	rank senior in right of payment to all of the Issuers’ subordinated indebtedness;

•	rank equally in right of payment with all of the Issuers’ existing and future senior indebtedness;

•	be effectively subordinated to any of the Issuers’ future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	be structurally subordinated to, which means they rank behind, the indebtedness of our Operating Partnership, including its Credit Agreement; and

•	be non-recourse to AmeriGas Propane, Inc., our general partner, and AmeriGas Propane, L.P., our operating partnership.

The Guaranty (as defined below) will:

•	be a general obligation of the Guarantor and will be unsecured except to the extent described in the applicable prospectus supplement;

•	rank senior in right of payment to all of the Guarantor’s subordinated indebtedness;

•	rank equally in right of payment with all of the Guarantor’s existing and future indebtedness;

•	be effectively subordinated to any of the Guarantor’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated to the indebtedness of our Operating Partnership, including its Credit Agreement.

As described in more detail above under “About AmeriGas Partners, L.P.,” AmeriGas Partners, L.P. is a holding company for its subsidiaries. The Partnership has no material operations and no substantial assets other than its consolidated subsidiaries, including the Operating Partnership. As described in more detail above under “About AmeriGas Finance Corp.” and “About AmeriGas Finance LLC,” the Issuers are wholly owned subsidiaries of the Partnership that conduct no business and have nominal assets. The Issuers were formed for the sole purpose of acting as obligors of debt securities that may be issued from time to time. Accordingly, the Partnership is dependent upon the distribution of the earnings of its consolidated subsidiaries, including the Operating Partnership, to service its debt obligations, including the Guaranty.

Because the debt securities and the Guaranty will be structurally subordinated to the indebtedness of the Operating Partnership, debt security holders generally will have no recourse to the Operating Partnership or any of its subsidiaries or their assets for amounts due under the debt securities or the Guaranty. Debt security holders may, however, have indirect recourse, together with the holders of our and the Issuers’ other senior indebtedness, to the extent the Partnership has rights as a holder of equity interests in the Operating Partnership and its subsidiaries. In addition, the debt security holders will not have any right to require the Operating Partnership to make distributions to the Partnership or the Issuers.

The Issuers will pay principal and interest on the debt securities at an office or agency, which we maintain in The City of New York. At the Issuers’ option, they may make payments of interest by check mailed to the debt security holders at their respective addresses as set forth in the register of debt securities. All payments with respect to global debt securities, however, will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global debt securities. Until otherwise designated by the Issuers, our office or agency in The City of New York will be the office of the trustee maintained for payment purposes.

Guarantees

The indenture provides that the obligations under the debt securities will be fully and unconditionally Guaranteed by the Guarantor on a senior basis.

The Guaranty will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law to comply with corporate benefit, financial assistance and other laws. By virtue of this limitation, the Guarantor’s obligation under its Guaranty could be significantly less than amounts payable with respect to the debt securities or the Guarantor may have effectively no obligation under the Guaranty.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title of the debt securities;

•	the total principal amount offered;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the rate at which the debt securities will bear interest, if any, and the interest payment dates;

•	if the debt securities are original issue discount debt securities, the yield to maturity;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the debt securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

•	the terms and conditions on which the Issuers may optionally redeem the debt securities;

•	the terms and conditions on which the Issuers may be required to redeem the debt securities;

•

any obligation for the Issuers to redeem, purchase or repay the debt securities at the option of a holder upon the happening of an event other than a change of control and certain sales of assets, which are specified in the indenture, and the terms and conditions of redemption, purchase or repayment;

•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities, including any collateral or escrow arrangements.

The Issuers will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Form of Debt Securities”. Unless otherwise provided in the accompanying prospectus supplement, the Issuers will issue debt securities denominated in U.S. dollars and only in denominations of $1,000 and integral multiples thereof.

Offers to Purchase; Repurchase at the Option of the Debt Security Holders

The Issuers may be required to offer to purchase the debt securities if there is a change in control of, or there are certain asset sales by, the Guarantor.

Change of Control Offer:  The indenture defines the term “change of control.” Upon the occurrence of a change of control, each debt security holder will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s debt securities pursuant to a change of control offer on the terms set forth in the indenture. In a change of control offer, the Issuers will offer a change of control payment in cash equal to 101% of the aggregate principal amount of the debt securities or portion of debt securities validly tendered for payment, plus accrued and unpaid interest to the date of purchase. Generally, a change of control would occur when:

•

there is a sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership or the Operating Partnership to any entity other than UGI Corporation, the Partnership’s indirect parent, which is a public company, and its subsidiaries, or any entity in which UGI Corporation and its subsidiaries beneficially own at least 51% of such entity’s voting stock. In this regard, the meaning of “all or substantially all” varies according to the facts and circumstances of the subject transaction and has no clearly established meaning under New York law, which is the law that governs the indenture. Therefore, in some transactions it may be unclear whether a change of control has occurred;

•

there is a merger or consolidation of the Partnership or the Operating Partnership, or a successor to either entity, with any entity other than UGI Corporation and its subsidiaries or any entity in which UGI Corporation and its subsidiaries beneficially own at least 51% of that entity’s voting stock;

•	there is a liquidation or dissolution of the Partnership or AmeriGas Propane, Inc., the Partnership’s general partner, or a successor to the general partner; or

•

there is any transaction that results, or series of transactions that result, in UGI Corporation and its subsidiaries beneficially owning in the aggregate, directly or indirectly, less than 51% of the voting stock of the Partnership’s general partner, or a successor to the general partner.

Within 30 days following any change of control, the Issuers will mail a notice to each debt security holder stating that, among other things, a change of control offer is being made, all debt securities tendered will be accepted for payment and any debt securities not tendered will continue to accrue interest and identifying the amount of the change of control payment and the change of control payment date for the debt securities. The notice will also include directions for debt security holders who elect to have their debt securities purchased in the change of control offer.

Debt security holders will be entitled to withdraw any election to have their debt securities purchased if the paying agent receives timely and proper notice of such withdrawal. The notice from the Partnership to debt security holders will describe the requirements for the notice from the debt security holders to the paying agent.

The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other relevant securities laws applicable to the repurchase of debt securities in connection with a change of control.

On the change of control payment date, the Issuers will, to the extent lawful, accept for payment any or all portions of debt securities tendered in accordance with the change of control offer; deposit an amount equal to the change of control payment for the debt securities with the paying agent in respect of all debt securities or portions of debt securities properly tendered; and deliver or cause to be delivered to the trustee the debt securities so accepted together with an officers’ certificate stating the aggregate amount of the debt securities or portions of debt securities tendered to the Issuers.

The paying agent will promptly mail to each holder of debt securities so accepted, the change of control payment for such debt securities. The trustee will promptly authenticate and mail to each debt security holder a new debt security equal in principal amount to any unpurchased portion of the debt securities surrendered. However, each new debt security will be in a principal amount of $1,000 or an integral multiple of $1,000 of the debt securities. The Issuers will publicly announce the results of the change of control offer on or as soon as practicable after the change of control payment date.

The Issuers may be unable to pay the change of control payment because the Operating Partnership’s existing Credit Agreement limits, and future debt agreements may limit, the Operating Partnership’s ability to make distributions to the Partnership, and the Issuers may not have sufficient immediate financial resources to pay cash to the holders of debt securities upon a repurchase.

The failure of the Partnership to repurchase the debt securities upon a change of control offer would constitute an immediate Event of Default under the indenture.

The failure of UGI Corporation to own directly or indirectly 51% of the general partnership interests in the Operating Partnership and at least a 20% ownership interest in the Operating Partnership would constitute an event of default under the Operating Partnership’s existing Credit Agreement. Upon such an event of default, the banks under the Operating Partnership’s existing Credit Agreement may accelerate repayment of the Indebtedness owed to them. An acceleration of the Indebtedness under the Operating Partnership’s existing Credit Agreement would result in a default under the indenture as long as the aggregate amount of Indebtedness is $20 million or more. The Issuers and the Operating Partnership are not likely to be able to repay simultaneously all of the Issuers’ Indebtedness upon a change of control and acceleration of the Issuers’ Indebtedness.

Selection and Notice of Redemption:  If a series of debt securities is redeemable prior to its stated maturity date, and less than all the debt securities of that series are to be redeemed, the trustee will select the debt securities to be redeemed among the holders of debt securities pro rata, by lot or in accordance with a method which the trustee considers to be fair and appropriate. The trustee must choose such securities in a manner that complies with any legal and stock exchange requirements. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at its registered address. If any security is to be redeemed in part only, the notice of redemption that relates to that security shall state the portion of the principal amount thereof to be redeemed. A new security in principal amount equal to the unredeemed portion of the security will be issued in the name of the holder of that security upon surrender and cancellation of the original security. On and after the redemption date, interest ceases to accrue on debt securities or portions of debt securities called for redemption.

Certain Covenants

The indenture requires the Issuers and the Guarantor to comply with a number of covenants, including those summarized below.

Limitation on Additional Indebtedness:  The Partnership and its Restricted Subsidiaries may only incur more debt under certain circumstances. The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume or guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of any Indebtedness, unless at the time of such incurrence, and after giving pro forma effect to the receipt and application of the proceeds of the Indebtedness, the Consolidated Fixed Charge Coverage Ratio of the Partnership would be greater than 2 to 1.

In addition to any Indebtedness that may be incurred as set forth above, the Partnership and its Restricted Subsidiaries may incur “Permitted Indebtedness.” The term Permitted Indebtedness, which is defined in the indenture, means each of the following:

(1)	Indebtedness of (a) the Partnership and AmeriGas Finance Corp. evidenced by the 6.25% Senior Notes due August 2019 and 6.50% Senior Notes due May 2021 and (b) Heritage Operating L.P. issued pursuant to the Note Purchase Agreement, dated November 17, 1997, by and among Heritage Operating L.P. and the initial purchasers named therein, as amended or the Note Purchase Agreement, dated August 10, 2000, by and among Heritage Operating L.P. and the initial purchasers named therein, as amended, to the extent it remains outstanding on the applicable issue date of a series of debt securities;

(2)	Indebtedness of the Partnership and the Issuers outstanding on the applicable issue date of a series of debt securities;

(3)	Indebtedness of the Operating Partnership; provided that the aggregate principal amount, exclusive of any unamortized premium, of this Indebtedness outstanding at any time may not exceed $518 million;

(4)	Indebtedness of the Partnership or a Restricted Subsidiary incurred for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with GAAP, or additions, including by way of acquisitions of businesses and related assets, to the property and assets of the Partnership and its Restricted Subsidiaries, or incurred by assumption in connection with additions, including additions by way of acquisitions or capital contributions of businesses and related assets, to the property and assets of the Partnership and its Restricted Subsidiaries; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $100 million;

(5)	Indebtedness of the Partnership or a Restricted Subsidiary incurred for any purpose permitted under the Operating Partnership’s Credit Agreement; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed an amount equal to the greatest of $675 million, the Consolidated Borrowing Base Amount, or 30% of the Consolidated Tangible Assets of the Partnership;

(6)	Indebtedness of the Partnership owed to the Partnership’s general partner or an Affiliate of the Partnership’s general partner that is unsecured and that is Subordinated Indebtedness; provided that the aggregate principal amount of this Indebtedness outstanding at any time may not exceed $100 million;

(7)	Indebtedness of the Partnership or a Restricted Subsidiary for the purpose of the payment of liabilities of Petrolane Incorporated (“Petrolane”), a subsidiary of the Partnership’s general partner; provided that the aggregate amount of such Indebtedness outstanding at any time may not exceed $30 million;

(8)	Indebtedness owed by the Partnership or any Restricted Subsidiary to any Restricted Subsidiary;

(9)	Indebtedness under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement designed to protect the Partnership or any Restricted Subsidiary from fluctuations in interest rates;

(10)	Permitted Refinancing Indebtedness;

(11)	the incurrence by the Partnership or a Restricted Subsidiary of Indebtedness owed directly to its insurance carriers, without duplication, in connection with the Partnership’s, its Subsidiaries’ or its Affiliates’ self-insurance programs or other similar forms of retained insurable risks for their respective businesses, consisting of reinsurance agreements and indemnification agreements, and guarantees of the foregoing, secured by letters of credit; provided that any Consolidated Fixed Charges associated with the Indebtedness evidenced by the reinsurance agreements, indemnification agreements, guarantees and letters of credit will be included, without duplication, in any determination of the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant in the indenture entitled “Limitation on Additional Indebtedness”;

(12)	Indebtedness of the Partnership and its Restricted Subsidiaries in respect of Capital Leases;

(13)	Indebtedness of the Partnership and its Restricted Subsidiaries represented by letters of credit supporting (i) obligations under workmen’s compensation laws, (ii) obligations to suppliers of propane; provided that the aggregate amount of this Indebtedness outstanding at any time may not exceed $50 million; and (iii) the repayment of Permitted Indebtedness;

(14)	Indebtedness of the Partnership or a Restricted subsidiary incurred in respect of any Accounts Receivable Securitization;

(15)	surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Partnership or any of its Subsidiaries or in connection with judgments that do not result in a “Default” or “Event of Default;” and

(16)	the incurrence by the Partnership or any of its Restricted Subsidiaries of Indebtedness in addition to the Indebtedness described in clauses (1) through (15) above in an aggregate principal amount then outstanding, not to exceed the greater of (i) $125 million or (ii) 5% of the Consolidated Tangible Assets of the Partnership.

Limitation on Restricted Payments:  The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make a restricted payment, that is, to:

(1)	declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Partnership or any of its Restricted Subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Partnership or any of its Restricted Subsidiaries (other than (x) dividends or distributions payable solely in Capital Stock of the Partnership (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Partnership (other than Redeemable Capital Stock); (y) the declaration or payment of dividends or other distributions to the extent declared or paid to the Partnership or any Restricted Subsidiary of the Partnership; and (z) the declaration or payment of dividends or other distributions by any Restricted Subsidiary of the Partnership to all holders of Capital Stock of that Restricted Subsidiary on a pro rata basis (including, in the case of the Operating Partnership, to the general partner thereof));

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Partnership or any of its Restricted Subsidiaries, other than any Capital Stock owned by a Wholly Owned Restricted Subsidiary of the Partnership;

(3)	make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other stated maturity, any subordinated Indebtedness, other than any such Indebtedness owned by the Partnership or a Wholly Owned Restricted Subsidiary of the Partnership; or

(4)	make any Investment, other than a Permitted Investment, in any entity,

unless, at the time of and after giving effect to the proposed restricted payment, no Default or Event of Default shall have occurred and be continuing, and the restricted payment, together with the aggregate of all other restricted payments made by the Partnership and its Restricted Subsidiaries during the fiscal quarter during which the restricted payment is made, will not exceed:

(a)	if the Consolidated Fixed Charge Coverage Ratio of the Partnership is greater than 1.75 to 1, an amount equal to Available Cash as of the end of the immediately preceding fiscal quarter; or

(b)	if the Consolidated Fixed Charge Coverage Ratio of the Partnership is equal to or less than 1.75 to 1, an amount equal to the sum of $75 million, less the aggregate amount of all restricted payments made by the Partnership and its Restricted Subsidiaries in accordance with this clause during the period ending on the last day of the fiscal quarter of the Partnership immediately preceding the date of the restricted payment and beginning on the first day of the sixteenth full fiscal quarter immediately preceding the date of the restricted payment plus the aggregate net cash proceeds of any substantially concurrent capital contribution to the Partnership from any Person other than a Restricted Subsidiary of the Partnership, or issuance and sale of shares of Capital Stock, other than redeemable capital stock, of the Partnership to any Person other than to a Restricted Subsidiary of the Partnership.

Any permitted restricted payment may be made in assets other than cash, in which case the amount will be the fair market value, as determined in good faith by the general partner on the date of the restricted payment of the assets proposed to be transferred.

The above provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of its declaration if, at the date of declaration, the payment would be permitted as summarized above;

(2)	the redemption, repurchase or other acquisition or retirement of any shares of any class of Capital Stock of the Partnership or any Restricted Subsidiary of the Partnership in exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Partnership from any Person (other than a Restricted Subsidiary of the Partnership); or (y) issuance and sale of other Capital Stock (other than Redeemable Capital Stock) of the Partnership to any Person (other than to a Restricted Subsidiary of the Partnership); provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash; or

(3)	any redemption, repurchase or other acquisition or retirement of subordinated Indebtedness in exchange for, or out of the net cash proceeds of, a substantially concurrent (x) capital contribution to the Partnership from any Person (other than a Restricted Subsidiary of the Partnership); or (y) issuance and sale of (a) Capital Stock (other than Redeemable Capital Stock) of the Partnership to any Person (other than to a Restricted Subsidiary of the Partnership), or (b) Indebtedness of the Partnership issued to any Person (other than a Restricted Subsidiary of the Partnership), so long as the Indebtedness is Permitted Refinancing Indebtedness; provided, however, that the amount of any net cash proceeds that are utilized for any redemption, repurchase or other acquisition or retirement will be excluded from the calculation of Available Cash.

In computing the amount of permitted restricted payments previously made for purposes of the restricted payments test above, restricted payments made under clause (1) above must be included and restricted payments made under clauses (2) and (3) above must not be included.

Asset Sales:  The indenture defines the term “Asset Sale” and provides that the Partnership and its Restricted Subsidiaries must comply with restrictions applicable to an Asset Sale. An Asset Sale would include either of the following, whether in a single transaction or a series of related transactions:

(1)	the sale, lease, conveyance or other disposition of any assets (including by way of a Sale and Leaseback Transaction) other than sales of inventory in the ordinary course of business; or

(2)	the issuance or sale of Capital Stock of any Restricted Subsidiary.

The indenture provides that some transactions are not considered Asset Sales, including any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to a Wholly Owned Restricted Subsidiary of the Partnership, any transfer of assets or Capital Stock by the Partnership or any of its Restricted Subsidiaries to any Person in exchange for other assets used in a Permitted Business and having a fair market value, as determined in good faith by the Partnership’s general partner, not less than that of the assets so transferred, any transfer of assets pursuant to Permitted Investment or any transfer of accounts receivable under any Accounts Receivable Securitization. Furthermore, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership would not be treated as an Asset Sale, but rather as a possible change of control or as if the Partnership merged with another entity.

The Partnership and its Restricted Subsidiaries may complete an Asset Sale if the Partnership or its Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value, as determined in good faith by AmeriGas Propane, Inc., our general partner, of the assets sold or otherwise disposed of, and at least 75% of the consideration received by the Partnership or the Restricted Subsidiary is in the form of cash. For purposes of determining the amount of cash received in an Asset Sale, the following will be deemed to be cash:

(1)	the amount of any liabilities on the Partnership’s or any Restricted Subsidiary’s balance sheet that are assumed by the transferee of the assets; and

(2)	the amount of any debt securities or other obligations received by the Partnership or the Restricted Subsidiary from the transferee that is converted within 90 days of such Asset Sale by the Partnership or the Restricted Subsidiary into cash, to the extent of the cash received.

Furthermore, the 75% limitation will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than what the after-tax proceeds would have been had the Asset Sale complied with the 75% limitation.

If the Partnership or any of its Restricted Subsidiaries receives Net Proceeds exceeding $20 million from one or more Asset Sales in any fiscal year, then within 360 days after the date the aggregate amount of Net Proceeds exceeds that amount, the Partnership must apply the amount exceeding $20 million (less the amount of any such Net Proceeds previously applied during such fiscal year for the purposes set forth in clause (a) or (b) below) to (a) reduce Indebtedness of a Restricted Subsidiary, with a permanent reduction of availability in the case of revolving Indebtedness, or (b) make an investment in assets of a Permitted Business. Any Net Proceeds that are not applied or invested in either of these ways will be considered “Excess Proceeds.”

Pending the final application of any Net Proceeds, the Partnership or any Restricted Subsidiary may temporarily reduce borrowings under the Operating Partnership’s Credit Agreement, or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

When the aggregate amount of Excess Proceeds exceeds $10 million, the Issuers will make an offer to all of the holders of debt securities of an applicable series under the indenture and to all holders of other pari passu debt securities of the Partnership or the Issuers containing provisions similar to those set forth in the indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase for cash that number of debt securities and such other pari passu debt securities that may be purchased out of the Excess Proceeds at a purchase price equal to 100% of the principal amount of the security plus accrued and unpaid interest to the date of purchase. The Issuers will follow the procedures set forth in the indenture and the Issuers will comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable securities laws.

To the extent that the aggregate amount of debt securities and other pari passu debt securities tendered in response to our purchase offer is less than the Excess Proceeds, the Partnership or any Restricted Subsidiary may use such deficiency for general business purposes. If the aggregate principal amount of debt securities and other pari passu debt securities surrendered by their holders exceeds the amount of Excess Proceeds, the trustee shall select the debt securities or other pari passu debt securities to be purchased based on the following order: (i) first, any pari passu debt securities which the Partnership or AmeriGas Finance Corp. are obligated to purchase under that certain indenture, dated as of January 20, 2011, among the Partnership, AmeriGas Finance Corp and U.S. Bank National Association, as trustee, as amended or supplemented; and (ii) second, all other debt securities and other pari passu debt securities on a pro rata basis. Upon completion of the offer to the debt security holders, regardless of the amount tendered, the amount of Excess Proceeds will be reset at zero.

Limitation on Liens:  The Partnership will not, and will not permit any of its Restricted Subsidiaries to, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of its respective property or assets, whether owned on the applicable issue date of a series of debt securities or thereafter acquired, unless all payments due under the indenture and the debt securities are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Limitation on Transactions with Affiliates:  The Partnership will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) other than as provided for, as of the date of the indenture, in the Partnership’s partnership agreement or in the Operating Partnership’s partnership agreement and the other agreements entered into between the Partnership or the Operating Partnership and any of their Affiliates, with, or for the benefit of any Affiliates of the Partnership unless:

(1)	the transaction or series of related transactions is between the Partnership and its Wholly Owned Restricted Subsidiaries or between two Wholly Owned Restricted Subsidiaries; or

(2)	(a) the transaction or series of related transactions is on terms that are no less favorable to the Partnership or the Restricted Subsidiary, as the case may be, than those which would have been obtained in a comparable transaction at such time from Persons who are not Affiliates of the Partnership or a Restricted Subsidiary, and, (b) with respect to transaction or series of transactions involving aggregate payments or value equal to or greater than $50 million, the Partnership shall have delivered an officers’ certificate to the trustee certifying that the transaction or series of transactions is on terms that are no less favorable to the Partnership or the Restricted Subsidiary than those which would have been obtained from Persons who are not Affiliates of the Partnership or a Restricted Subsidiary and has been approved by a majority of the board of directors of the Partnership’s general partner (including a majority of the disinterested directors).

However, the covenant limiting transactions with affiliates will not restrict the Partnership, any Restricted Subsidiary or the general partner from entering into (A) any employment agreement, stock option agreement, restricted stock agreement or similar agreement in the ordinary course of business, (B) any transactions permitted by the provisions of the indenture described under the covenant “Limitation on Restricted Payments,” (C) any transactions in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the Permitted Business operated by the Partnership, or (D) any Accounts Receivable Securitization.

Limitation on Dividends and Other Payment Restrictions Affecting the Subsidiaries:  The Partnership will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends, in cash or otherwise, or make any other distributions on or with respect to its Capital Stock or any other interest or participation in, or measured by, its profits;

(b)	pay any Indebtedness owed to the Partnership or any other Restricted Subsidiary;

(c)	make loans or advances to, or any investment in, the Partnership or any other Restricted Subsidiary;

(d)	transfer any of its properties or assets to the Partnership or any other Restricted Subsidiary; or

(e)	guarantee any Indebtedness of the Partnership or any other Restricted Subsidiary.

However, some encumbrances or restrictions are permissible, including those existing under or by reason of:

(1)	applicable law;

(2)

any agreement in effect at or entered into on the applicable issue date of a series of debt securities, including the Credit Agreement in effect on such date, or any agreement relating to any Permitted Indebtedness; provided, however, that the encumbrances and restrictions contained in the agreements governing the Permitted Indebtedness are no more restrictive with respect to the payment restrictions than those set forth in the Credit Agreement as in effect on the applicable issue date of a series of debt securities;

(3)	customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Partnership or any Restricted Subsidiary;

(4)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired;

(5)	any agreement or other instrument of a Person (or any it its Restricted Subsidiaries) acquired by the Partnership or any Restricted Subsidiary, in existence at the time of the acquisition but not created in contemplation of the acquisition, which encumbrance or restriction is not applicable to any Person or the property or assets of any Person other than the Person or the properties, assets or subsidiaries of the Person so acquired; or

(6)	provisions contained in instruments relating to Indebtedness which prohibit the transfer of all or substantially all of the assets of the obligor of the Indebtedness unless the transferee shall assume the obligations of the obligor under the agreement or instrument.

Limitation on Sale and Leaseback Transactions:  The Partnership will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to their properties. The term “Sale and Leaseback Transaction” is defined in the indenture and, generally, means any arrangement (other than between the Partnership and a Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries) whereby property has been or will be disposed of by a transferor to another entity with the intent of taking back a lease on the property pursuant to which the rental payments are calculated to amortize the purchase price of the property over its life.

The Partnership and its Restricted Subsidiaries may, however, enter into a Sale and Leaseback Transaction with respect to property acquired or constructed after the date on which the debt securities of a particular series are issued; provided that the Partnership or the Restricted Subsidiary would be permitted under the indenture to incur Indebtedness secured by a lien on the property in an amount equal to the Attributable Debt with respect to the Sale and Leaseback Transaction; or the lease in the Sale and Leaseback Transaction is for a term not in excess of the lesser of three years or 60% of the remaining useful life of such property.

Limitations on AmeriGas Finance Corp.:  In addition to the restrictions set forth under “Limitation on Additional Indebtedness” above, AmeriGas Finance Corp. or any substitute obligor may not incur any Indebtedness unless the Partnership is a co-obligor or guarantor of the Indebtedness, or the net proceeds of the Indebtedness are either lent to the Partnership, used to acquire outstanding notes issued by the Partnership, or used, directly or indirectly, to refinance or discharge Indebtedness permitted under the limitation of this paragraph.

AmeriGas Finance Corp. may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the Partnership.

Limitations of AmeriGas Finance LLC:  In addition to the restrictions set forth under “Limitation on Additional Indebtedness” above, AmeriGas Finance LLC or any substitute obligor may not incur any Indebtedness unless the Partnership is a co-obligor or guarantor of the Indebtedness, or the net proceeds of the Indebtedness are either lent to the Partnership, used to acquire outstanding notes issued by the Partnership, or used, directly or indirectly, to refinance or discharge Indebtedness permitted under the limitation of this paragraph.

AmeriGas Finance LLC may not engage in any business not related, directly or indirectly, to obtaining money or arranging financing for the Partnership.

Merger, Consolidation or Sale of Assets

The indenture provides that the Partnership may not consolidate or merge with or into (whether or not the Partnership is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

(1)	the Partnership is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or to which such sale, assignment, transfer, lease, conveyance or other disposition was made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition was made assumes all the obligations of the Partnership in accordance with a supplemental indenture in a form reasonably satisfactory to the trustee, under the debt securities and the indenture;

(3)	immediately after the transaction no Default or Event of Default exists; and

(4)	the Partnership or such other Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition was made will, at the time of the transaction and after giving pro forma effect to it as if the transaction had occurred at the beginning of the applicable Four-Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio described in the indenture covenant entitled “Limitation on Additional Indebtedness.”

The indenture also provides that each of the Issuers may not consolidate or merge with or into, whether or not the applicable Issuer is the surviving entity, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person except under conditions similar to those described in clauses (1), (2) and (3) above.

Line of Business

The Partnership and its Restricted Subsidiaries (other than the Issuers) will not materially or substantially engage in any business other than a Permitted Business except to such extent as would not be material to the Partnership and its Restricted Subsidiaries, taken as a whole.

Reports by the Registrants

The Partnership shall file with the SEC, or if the Partnership is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, post on the Partnership’s website, in either case within the time periods specified in the SEC’s rules and regulations, including the additional periods provided by Rule 12b-25 under the Exchange Act, annual reports and other reports or statements prepared in accordance with the reporting provisions under Section 13 or Section 15(d) of the Exchange Act.

Events of Default and Remedies

The indenture describes in detail the occurrences that would constitute an “Event of Default” of a particular series of debt securities. Such occurrences include the following:

(1)	Default in the payment of the principal of or premium, if any, on any debt securities of that series, upon its stated maturity;

(2)	Default in the payment of an installment of interest or any sinking fund payment on any debt securities of that series, when the same becomes due and payable, which default continues for a period of 30 days;

(3)	failure to perform or observe any other term, covenant or agreement contained in the debt securities of the applicable series or the indenture, other than a default specified in clause (1) or (2) above or clause (4) below, and the default continues for a period of 45 days after written notice of the default requiring the Issuers to remedy the same shall have been given (x) to the Issuers by the trustee or (y) to the Issuers and the trustee by holders of 25% in aggregate principal amount of the applicable debt securities then outstanding;

(4)	the continuance of a Reporting Default for a period of 105 days after written notice of such Reporting Default requiring the Issuers to remedy the same shall have been given (x) to the Issuers by the trustee or (y) to the Issuers and the trustee by holders of 25% of the aggregate principal amount of the debt securities then outstanding;

(5)	a Default or defaults occur under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Partnership or any Restricted Subsidiary of the Partnership then has outstanding Indebtedness, if the default:

(a)	is caused by a failure to pay principal with respect to Indebtedness of a Restricted Subsidiary at its stated maturity or within the applicable grace period, if any, provided with respect to the Indebtedness; or principal, premium or interest with respect to Indebtedness of the Partnership within the applicable grace period, if any, provided in the Indebtedness, which, collectively, is a “Payment Default;” or

(b)	results in the acceleration of the Indebtedness prior to its stated maturity and, in each case, the principal amount of the Indebtedness, together with the principal amount of any other Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, amounts to $20 million or more;

(6)	final judgment or judgments, which is or are non-appealable and nonreviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against the Partnership, any Restricted Subsidiary, the general partner, or any significant subsidiary, as that term is defined in Rule 1.02(w) of Regulation S-X under the Securities Act, provided such judgment or judgments requires or require the payment of money in excess of $20 million in the aggregate and is not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment. In the event of a stay, the judgment shall not be discharged within 30 days after the stay expires; or

(7)	certain events of bankruptcy, insolvency or reorganization with respect to the Issuers, the Partnership or any of their respective significant subsidiaries have occurred.

In the case of an Event of Default described in clause (7) above with respect to the Issuers or the Partnership, all outstanding debt securities of all outstanding series will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the applicable series of debt securities then outstanding may declare all of the debt securities of that series to be due and payable immediately by notice in writing to the Issuers specifying the Event of Default. Debt security holders may not enforce the indenture or the debt securities except as provided in the indenture. Subject to limitations, holders of a majority in principal amount of then-outstanding debt securities of a series may direct the trustee in its exercise of any trust or power. The trustee may withhold from debt security holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal or interest, if the trustee determines in good faith that withholding notice is in their interest. If any Event of Default occurs because the Issuers or those acting on the Issuers’ behalf willfully intended to avoid payment of the premium that the Issuers would have to pay if the Issuers then elected to redeem the debt securities under the optional redemption provisions of the indenture, then an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the debt securities. The holders of a majority in aggregate principal amount of a series of debt securities issued under the indenture and then outstanding may waive, by notice to the trustee for those debt securities, any existing Default or Event of Default for all debt security holders of that series and its consequences under the indenture, except a continuing Default or Event of Default in the payment of any principal of, premium, if any, or interest on the debt securities. The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. In addition, upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying the Default or Event of Default.

No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders

No director, officer, employee, agent, manager, limited partner, interest holder or stockholder of the Issuers or the Guarantor as such, shall have any liability for any obligations of the Issuers or the Guarantor under the debt securities, the Guaranty or the indenture or for any claim based on, in respect of, or by reason of these obligations. Each debt security holder, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuers may, at the option of the board of directors of AmeriGas Finance Corp. or AmeriGas Finance LLC at any time, elect to have all of the Issuers’ obligations discharged with respect to outstanding debt securities. This is known as “legal defeasance.” However, under legal defeasance the Issuers cannot discharge:

(1)	the rights of holders of outstanding debt securities to receive payments with respect to any principal, premium, and interest on the debt securities when the payments are due;

(2)	the Issuers’ obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities or mutilated, destroyed, lost or stolen debt securities;

(3)	the Issuers’ obligation to maintain an office or agency for payment and money for security payments held in trust;

(4)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(5)	the legal defeasance and covenant defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations released with respect to certain covenants that are described in the indenture. This is called “covenant defeasance.” After the Issuers’ obligations have been released in this manner, any failure to comply with these obligations will not constitute a Default or Event of Default with respect to the debt securities and the Guarantees. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, reorganization and insolvency, described in the indenture and summarized in this prospectus under the caption “Events of Default,” will no longer constitute an Event of Default with respect to the debt securities and the Guarantees.

In order to exercise either legal defeasance or covenant defeasance, the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the debt security holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in amounts sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal, any premium and interest on the outstanding debt securities on the stated maturity date or on the applicable redemption date.

In addition, the Issuers will be required to deliver to the trustee an opinion of counsel stating that, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, and that all conditions precedent provided for or relating to legal defeasance or covenant defeasance have been complied with, and confirming other matters. Furthermore, in the case of a legal defeasance, the opinion must confirm that the Issuers have received from, or there shall have been published by, the Internal Revenue Service a ruling, or since the date of the indenture, there shall have been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon, the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred. In the case of covenant defeasance, the opinion must confirm that the holders of the outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Finally, to exercise either legal defeasance or covenant defeasance, the Issuers must have delivered to the trustee an officers’ certificate stating that the Issuers did not make the deposit with the intent of preferring the holders of debt securities over the Issuers’ other creditors or with the intent of defeating, hindering, delaying or defrauding the Issuers’ other creditors.

The Issuers may not exercise either legal defeasance or covenant defeasance if an Event of Default has occurred and is continuing on the date of the deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit. In addition, the Issuers may not exercise either legal defeasance or covenant defeasance if such legal defeasance or covenant defeasance will result in a breach or violation or constitute a default under any material agreement or instrument to which the Partnership or any of its Restricted Subsidiaries is a party or by which the Partnership or any of its Restricted Subsidiaries is bound.

Modification of the Indenture

Under the indenture, the Issuers, the Guarantor and the trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities.

The Issuers, the Guarantor and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of all outstanding debt securities, voting as one class, modify the applicable indenture or the rights of the holders of the securities.

No such modification may, without the consent of each holder affected,

(1)	change the stated maturity of the principal of any such debt securities or of any installment of principal or interest thereon;

(2)	reduce the rate or change the time of payment of interest on such debt securities;

(3)	reduce the principal amount of such debt securities or the premium, if any, on such debt securities;

(4)	change any obligation of the Issuers to pay additional amounts;

(5)	reduce the amount of the principal payable on acceleration of any securities issued originally at a discount;

(6)	adversely affect the right of repayment or repurchase at the option of the debt security holder;

(7)	reduce or postpone any sinking fund or similar provision;

(8)	change the place of payment or the currency or currency unit in which any such debt securities are payable or the right of selection thereof;

(9)	impair the right to sue for the enforcement of any such payment on or after the maturity of such debt securities;

(10)	reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such debt security holders; or

(11)	change any obligation of the Issuers to maintain an office or agency.

The Trustee

Should the trustee, U.S. Bank National Association, become a creditor of the Issuers or the Guarantor, the indenture contains certain limitations on the trustee’s rights to obtain payment of claims or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the SEC for permission to continue, or resign.

The holders of a majority in principal amount of the then-outstanding debt securities of the applicable series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that, in case an uncured Event of Default occurs, the trustee will be required, in the exercise of its power, to use the same degree of care and skill as a prudent person would exercise or use under the circumstance in the conduct of his own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any debt security holder, unless the debt security holder offers to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the indenture and in the summary of the debt securities set forth above. These defined terms frequently refer to other defined terms and include details that explain the terms of the indenture with greater precision than the summary section above does. We have not, however, included in this glossary all of the defined terms that are included in the indenture. We urge you to read the indenture and the form of note because they, not this summary description, define the rights of the debt security holders and include all the details about the debt securities.

“Accounts Receivable Securitization” means a financing arrangement involving the transfer or sale of accounts receivable of the Partnership and its Restricted Subsidiaries in the ordinary course of business through one or more SPEs, the terms of which arrangement do not impose (a) any recourse or repurchase obligations upon the Partnership and its Restricted Subsidiaries or any Affiliate of the Partnership and its Restricted Subsidiaries (other than any such SPE) except to the extent of the breach of a representation or warranty by the Partnership and its Restricted Subsidiaries in connection therewith or (b) any negative pledge or Lien on any accounts receivable not actually transferred to any such SPE in connection with such arrangement; provided that the aggregate amount of accounts receivable that may be securitized in all Accounts Receivable Securitizations at any one time may not exceed $100 million.

“Acquired Indebtedness” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control” means the power to direct management and policies, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” shall not include any Wholly Owned Restricted Subsidiary.

“Asset Acquisition” means:

(1)	an Investment by the Partnership or any Restricted Subsidiary of the Partnership in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Partnership, or shall be merged with or into the Partnership or any Restricted Subsidiary of the Partnership;

(2)	the acquisition by the Partnership or any Restricted Subsidiary of the Partnership of the assets of any Person (other than a Restricted Subsidiary of the Partnership) which constitute all or substantially all of the assets of such Person; or

(3)	the acquisition by the Partnership or any Restricted Subsidiary of the Partnership of any division or line of business of any Person (other than a Restricted Subsidiary of the Partnership).

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction not involving a Capital Lease, as of any date of determination, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction (in the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental obligation shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).

“Available Cash” as to any quarter means:

(1)	the sum of:

(a)	all cash of the Partnership, the Operating Partnership and any Subsidiaries thereof, treated as a single consolidated entity (together, the “Partnership Group”), on hand at the end of the quarter; and

(b)	all additional cash of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings subsequent to the end of the quarter; less

(2)	the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to:

(a)	provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such quarter;

(b)	provide funds for distributions under Section 5.4 of the Partnership Agreement in respect of any one or more of the next four quarters; or

(c)	comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject;

provided, however, that Available Cash attributable to any Restricted Subsidiary of the Partnership shall be excluded to the extent dividends or distributions of such Available Cash by such Restricted Subsidiary are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person (as lessee or guarantor or other surety) which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares, interests, units representing interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, including, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

“Consolidated Borrowing Base Amount” means an amount equal to the sum of:

(1)	85% of the face amount of Eligible Accounts Receivable of the Partnership and its Restricted Subsidiaries; and

(2)	70% of the book value of the consolidated Inventory of the Partnership and its Restricted Subsidiaries, in each case as determined in accordance with GAAP.

To the extent that information is not available as to the amount of Eligible Accounts Receivable or Inventory as of a specific date, the Partnership may utilize the most recent available information for purposes of calculating the Consolidated Borrowing Base Amount.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to the Partnership and its Restricted Subsidiaries, for any period, the sum of, without duplication, the amounts for such period, taken as a single accounting period of:

(1)	Consolidated Net Income;

(2)	Consolidated Non-Cash Charges;

(3)	Consolidated Interest Expense; and

(4)	Consolidated Income Tax Expense.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to the Partnership and its Restricted Subsidiaries, the ratio of:

(1)	the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Partnership and its Restricted Subsidiaries for the four full fiscal quarters immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to

(2)	the aggregate amount of Consolidated Fixed Charges of the Partnership and its Restricted Subsidiaries for the Four Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to, without duplication:

(1)	the incurrence or repayment of any Indebtedness (other than revolving credit borrowings) of the Partnership or any of its Restricted Subsidiaries (and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make such calculation (and the application of the net proceeds thereof), as if such incurrence (and application) occurred on the first day of the Reference Period; and

(2)	any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Partnership or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the Reference Period, as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:

(a)	Consolidated Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to the Consolidated Fixed Charges subsequent to the date of determination of the Consolidated Fixed Charge Coverage Ratio; and

(b)	Consolidated Cash Flow Available for Fixed Charges generated by an acquired business or asset shall be determined by the actual gross profit (revenues minus cost of goods sold) of such acquired business or asset during the immediately preceding four full fiscal quarters in the Reference Period, minus the pro forma expenses that would have been incurred by the Partnership and its Restricted Subsidiaries in the operation of such acquired business or asset during such period computed on the basis of personnel expenses for employees retained or to be retained by the Partnership and its Restricted Subsidiaries in the operation of the acquired business or asset and non-personnel costs and expenses incurred by the Partnership and its Restricted Subsidiaries in the operation of the Partnership’s business at similarly situated facilities.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated Fixed Charge Coverage Ratio”:

(1)	interest on outstanding Indebtedness (other than Indebtedness referred to in clause (2) below) determined on a fluctuating basis as of the last day of the Four Quarter Period and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such date;

(2)	only actual interest payments associated with Indebtedness incurred in accordance with clauses (5) and (7) of the definition of Permitted Indebtedness and all Permitted Refinancing Indebtedness thereof, during the Four Quarter Period shall be included in such calculation; and

(3)	if interest on any Indebtedness actually incurred on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the last day of the Four Quarter Period will be deemed to have been in effect during such period.

“Consolidated Fixed Charges” means, with respect to the Partnership and its Restricted Subsidiaries for any period, the sum of, without duplication:

(1)	the amounts for such period of Consolidated Interest Expense; and

(2)	the product of:

(a)	the aggregate amount of dividends and other distributions paid or accrued during the period in respect of preferred stock and Redeemable Capital Stock of the Partnership and its Restricted Subsidiaries on a consolidated basis; and

(b)	a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

“Consolidated Income Tax Expense” means, with respect to the Partnership and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of the Partnership and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to the Partnership and its Restricted Subsidiaries, for any period, without duplication, the sum of:

(1)	the interest expense of the Partnership and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)	any amortization of debt discount;

(b)	the net cost under Interest Rate Agreements;

(c)	the interest portion of any deferred payment obligation;

(d)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; and

(e)	all accrued interest; and

(2)	the interest component of Capital Leases paid, accrued or scheduled to be paid or accrued by the Partnership and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means the net income of the Partnership and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP and as adjusted to exclude:

(1)	net after-tax extraordinary gains or losses;

(2)	net after-tax gains or losses attributable to Asset Sales or sales of receivables under any Accounts Receivable Securitization;

(3)	the net income or loss of any Person which is not a Restricted Subsidiary and which is accounted for by the equity method of accounting, provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to the Partnership or any Restricted Subsidiary;

(4)	the net income or loss prior to the date of acquisition of any Person combined with the Partnership or any Restricted Subsidiary in a pooling-of-interest;

(5)	the net income of any Restricted Subsidiary to the extent that dividends or distributions of such net income are not at the date of determination permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or other regulation; and

(6)	the cumulative effect of any changes in accounting principles.

“Consolidated Non-Cash Charges” means, with respect to the Partnership and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization and any other non-cash charges resulting from writedowns in non-current assets, in each case, reducing Consolidated Net Income of the Partnership and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, customer lists, non-competition agreements and research and development costs.

“Credit Agreement” means the Operating Partnership’s credit agreement in effect on the issue date of a series of the Securities and as it may be amended, supplemented or otherwise modified from time to time, including all exhibits and schedules thereto, and any successor or supplemental facility or replacement facility entered into.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default; provided, however, that a Reporting Default shall not constitute a Default until such time as the Reporting Default becomes an Event of Default in accordance with the indenture.

“Designation Amount” means, with respect to the designation of a Restricted Subsidiary or a newly acquired or formed Subsidiary as an Unrestricted Subsidiary, an amount equal to:

(1)	the net book value of all assets of such Subsidiary at the time of such designation in the case of a Restricted Subsidiary; and

(2)	the cost of acquisition or formation in the case of a newly acquired or formed Subsidiary.

“GAAP” means accounting principles applicable to the financial statements filed by United States entities in reports required by the Exchange Act as in effect on the Issue Date.

“Indebtedness” means, as applied to any Person, without duplication:

(1)	any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument or letter of credit (or reimbursement agreements in respect thereof) which such Person has, directly or indirectly, created, incurred or assumed;

(2)	any indebtedness for borrowed money and all obligations evidenced by any bond, note, debenture or other similar instrument secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; provided that the amount of such indebtedness, if such Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time (as determined in good faith by such Person) of the property subject to such Lien;

(3)

any indebtedness, whether or not for borrowed money (excluding trade payables and accrued expenses arising in the ordinary course of business) with respect to which such Person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property or service or business acquired by such Person, whether by purchase, consolidation, merger or otherwise;

(4)	the principal component of any obligations under Capital Leases to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such Person;

(5)	all Attributable Debt of such Person in respect of Sale and Leaseback Transactions not involving a Capital Lease;

(6)	any indebtedness of the character referred to in clause (1), (2), (3), (4) or (5) of this definition deemed to be extinguished under GAAP but for which the Person remains legally liable;

(7)	any indebtedness of any other Person of the character referred to in clause (1), (2), (3), (4), (5) or (6) of this definition with respect to which the Person whose indebtedness is being determined has become liable by way of a Guaranty;

(8)	all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

(9)	any Preferred Stock of any Subsidiary of such Person valued at the liquidation preference thereof or any mandatory redemption payment obligations in respect thereof plus, in either case, accrued dividends thereon; and

(10)	any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (9) above.

For purposes hereof, the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture and, if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

“Investment” means, as applied to any Person:

(1)	any direct or indirect purchase or other acquisition by such Person of stock or other securities of any other Person; or

(2)	any direct or indirect loan, advance or capital contribution by such Person to any other Person and any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including without limitation any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest (it being understood that a direct or indirect purchase or other acquisition by such Person of assets of any other Person (other than stock or other securities) shall not constitute an “Investment” for purposes of the indenture).

The amount classified as Investments made during any period shall be the aggregate cost to the Partnership and its Restricted Subsidiaries of all such Investments made during such period, determined in accordance with GAAP, but without regard to unrealized increases or decreases in value, or write-ups, write-downs or write-offs, of such Investments and without regard to the existence of any undistributed earnings or accrued interest with respect thereto accrued after the respective dates on which such Investments were made, less any net return of capital realized during such period upon the sale, repayment or other liquidation of such Investments (determined in accordance with GAAP, but without regard to any amounts received during such period as earnings (in the form of dividends not constituting a return of capital, interest or otherwise) on such Investments or as loans from any Person in whom such Investments have been made).

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Net Amount of Unrestricted Investment” means, without duplication, the sum of:

(1)	the aggregate amount of all Investments made after the issuance date of a series of debt securities pursuant to clause (8) of the definition of Permitted Investments (computed as provided in the last sentence of the definition of Investment); and

(2)	the aggregate of all Designation Amounts in connection with the designation of Unrestricted Subsidiaries, less all Designation Amounts in respect of Unrestricted Subsidiaries which have been designated as Restricted Subsidiaries and otherwise reduced in a manner consistent with the provisions of the last sentence of the definition of Investment.

“Net Proceeds” means, with respect to any Asset Sale or sale of Capital Stock, the proceeds thereof in the form of cash or cash equivalents including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents (except to the extent that such deferred payment obligations are financed or sold with recourse to the Partnership or any Restricted Subsidiary of the Partnership), net of:

(1)	brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel and accountants and fees, expenses and discounts or commissions of underwriters, placement agents and investment bankers) related to such Asset Sale;

(2)	provisions for all taxes payable as a result of such Asset Sale;

(3)	amounts required to be paid to any Person (other than the Partnership or any Restricted Subsidiary of the Partnership) owning a beneficial interest in the assets subject to such Asset Sale;

(4)	appropriate amounts to be provided by the Partnership or any Restricted Subsidiary of the Partnership, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Partnership or any Restricted Subsidiary of the Partnership, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and

(5)	amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets sold in such Asset Sale.

“Permitted Business” means either (1) marketing, distributing or otherwise handling propane or other hydrocarbons, or activities or services reasonably related or ancillary thereto, or (2) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code.

“Permitted Investments” means each of the following:

(1)	Investments made or owned by the Partnership or any Restricted Subsidiary in:

(a)	marketable obligations issued or unconditionally guaranteed by the United States of America, or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing one year or less from the date of acquisition thereof;

(b)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having at such date the highest rating obtainable from S&P, Moody’s or Fitch;

(c)	commercial paper maturing no more than 365 days from the date of creation thereof and having at the date of acquisition thereof one of the two highest ratings obtainable from S&P, Moody’s, or Fitch;

(d)	certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia or Canada (“Permitted Banks”); (i) the commercial paper or other short-term unsecured debt obligations of which are at such date rated either “A-2” or better (or comparably if the rating system is changed) by S&P, “Prime-2” or better (or comparably if the rating system is changed) by Moody’s, or F2 or better (or comparably if the rating system is changed) by Fitch; (ii) or the long-term debt obligations of which are, at such date, rated either “A” or better (or comparably if the rating system is changed) by S&P, Moody’s, or Fitch;

(e)	eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

(f)	bankers’ acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks;

(g)	obligations of the type described in clause (a), (b), (c), (d) or (e) above purchased from a securities dealer designated as a “primary dealer” by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of the Partnership or a Restricted Subsidiary by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question;

(h)	shares of money market mutual funds having as at such date one of the two highest ratings obtainable from S&P, Moody’s, or Fitch; and

(i)	auction rate investments having as at such date one of the two highest ratings obtainable from S&P, Moody’s, or Fitch;

(2)	the acquisition by the Partnership or any Restricted Subsidiary of Capital Stock or other ownership interests, whether in a single transaction or in a series of related transactions, of a Person engaged in a Permitted Business permitted by the indenture such that, upon the completion of such transaction or series of transactions, such Person becomes a Restricted Subsidiary;

(3)

subject to the provisions of clause (8) below, the making or ownership by the Partnership or any Restricted Subsidiary of Investments (in addition to Investments permitted by clauses (1), (2), (4), (5), (6) and (7)) in any Person engaged in a Permitted Business; provided that the aggregate amount of all such Investments made by the Partnership and its Restricted Subsidiaries following the issue date of the debt securities and outstanding pursuant to this clause (3) and clause (8) below shall not at any date of determination exceed 10% of Total

Assets (the “Investment Limit”); provided that, in addition to Investments that would be permitted under the Investment Limit, during any fiscal year the Partnership and its Restricted Subsidiaries may invest up to $25 million (the “Annual Limit”) pursuant to the provisions of this clause (3), but the unused amount of the Annual Limit shall not be carried over to any future years;

(4)	the making or ownership by the Partnership or any Restricted Subsidiary of Investments:

(a)	arising out of loans and advances to employees incurred in the ordinary course of business;

(b)	arising out of extensions of trade credit or advances to third parties in the ordinary course of business; or

(c)	acquired by reason of the exercise of customary creditors’ rights upon default or pursuant to the bankruptcy, insolvency or reorganization of a debtor;

(5)	the creation or incurrence of liability by the Partnership or any Restricted Subsidiary, with respect to any Guaranty constituting an obligation, warranty or indemnity, not guaranteeing Indebtedness of any Person, which is undertaken or made in the ordinary course of business;

(6)	the creation or incurrence of liability by the Partnership or any Restricted Subsidiary with respect to any Interest Rate Agreements;

(7)	the making by any Restricted Subsidiary of Investments in the Partnership or another Restricted Subsidiary;

(8)	the making or ownership by the Partnership or any Restricted Subsidiary of Investments in Unrestricted Subsidiaries; provided that the Net Amount of Unrestricted Investment shall not at any time exceed $25 million (and subject to the limitations specified in clause (3) above);

(9)	the making or ownership by the Partnership or any Restricted Subsidiary of Investments in the Operating Partnership;

(10)	the execution or incurrence of liability by the Partnership or any Restricted Subsidiary or the making or ownership by the Partnership of any Restricted Subsidiary of Investments in any Person in receipts of any Accounts Receivable Securitization;

(11)	any Investment to the extent made in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of the Partnership; and

(12)	other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (i) $125 million or (ii) 5% of Consolidated Tangible Assets of the Partnership.

“Permitted Liens” means each of the following:

(1)	Liens for taxes, assessments or other governmental charges, the payment of which is not yet due and is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provision, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor;

(2)	Liens of lessors, landlords and carriers, vendors, warehousemen, mechanics, materialmen, repairmen and other like Liens incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and as to which reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made therefor and be adequate in the good faith judgment of the obligor, in each case:

(a)	not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property; or

(b)	incurred in the ordinary course of business securing the unpaid purchase price of property or services constituting current accounts payable;

(3)	Liens (other than any Lien imposed by ERISA), incurred or deposits made in the ordinary course of business:

(a)	in connection with workers’ compensation, unemployment insurance and other types of social security; or

(b)	to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money;

(4)	other deposits made to secure liability to insurance carriers under insurance or self-insurance arrangements;

(5)	Liens securing reimbursement obligations under letters of credit; provided in each case that such Liens cover only the title documents and related goods (and any proceeds thereof) covered by the related letter of credit;

(6)	any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal or review, or shall not have been discharged within 60 days after expiration of any such stay;

(7)	leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, which in each case either (i) are granted, entered into or created in the ordinary course of the business of the Partnership or any Restricted Subsidiary or (ii) do not materially impair the value or intended use of the property covered thereby;

(8)	Liens on property or assets of any Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary owing to the Partnership or a Wholly Owned Restricted Subsidiary;

(9)	Liens on assets of the Partnership or any Restricted Subsidiary existing on the applicable issue date of a series of debt securities;

(10)	Liens (other than the Liens securing Indebtedness incurred under the Credit Agreements for the purpose of acquisitions) securing Indebtedness incurred in accordance with:

(a)	clause (4) of the definition of Permitted Indebtedness;

(b)	clauses (5) and (7) of the definition of Permitted Indebtedness; or

(c)	Indebtedness otherwise permitted to be incurred under the “Limitation on Additional Indebtedness” covenant to the extent incurred:

(i)	to finance the making of expenditures for the improvement or repair (to the extent such improvements and repairs may be capitalized on the books of the Partnership and the Restricted Subsidiaries in accordance with GAAP) of or additions (including additions by way of acquisitions of businesses and related assets) to the assets and property of the Partnership and its Restricted Subsidiaries; or

(ii)	by assumption in connection with additions (including additions by way of acquisition or capital contributions of businesses and related assets) to the property and assets of the Partnership and its Restricted Subsidiaries;

provided that, in the case of Indebtedness incurred in accordance with clause (a) or (c), the principal amount of such Indebtedness does not exceed the lesser of the cost to the Partnership and the Restricted Subsidiaries of such additional property or assets and the fair market value of such additional property or assets at the time of the acquisition thereof (as determined in good faith by the general partner);

(11)	Liens existing on any property of any Person at the time it becomes a Subsidiary of the Partnership, or existing at the time of acquisition upon any property acquired by the Partnership or any such Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Partnership or such Subsidiary, or created to secure Indebtedness incurred to pay all or any part of the purchase price (a “Purchase Money Lien”) of property (including, without limitation, Capital Stock and other securities) acquired by the Partnership or a Restricted Subsidiary; provided that:

(a)	the Lien shall be confined solely to such item or items of property and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for use specifically in connection with such acquired property;

(b)	in the case of a Purchase Money Lien, the principal amount of the Indebtedness secured by such Purchase Money Lien shall at no time exceed an amount equal to the lesser of:

(i)	the cost to the Partnership and the Restricted Subsidiaries of such property; and

(ii)	the fair market value of such property at the time of the acquisition thereof (as determined in good faith by the general partner);

(c)	any such Purchase Money Lien shall be created not later than 30 days after the acquisition of such property; and

(d)	any such Lien (other than a Purchase Money Lien) shall not have been created or assumed in contemplation of such Person’s becoming a Subsidiary of the Partnership or such acquisition of property by the Partnership or any Subsidiary;

(12)	easements, exceptions or reservations in any property of the Partnership or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of the business of the Partnership or any Restricted Subsidiary;

(13)	Liens securing the obligations under the Credit Agreement or any Permitted Indebtedness of the Operating Partnership (or any extension, renewal, refunding or refinancing of any such Indebtedness);

(14)	Liens arising from or constituting permitted encumbrances under the agreements and instruments securing the obligations under the Credit Agreement or any Permitted Indebtedness of the Operating Partnership (or any extension, renewal, refunding or refinancing of any such Indebtedness);

(15)	Liens securing indebtedness arising under an Accounts Receivable Securitization (including the filing of any related financing statements naming the Partnership or any Restricted Subsidiary as the debtor thereunder in conjunction with the sale of accounts receivable by the Partnership or any Restricted Subsidiary to an SPE in connection with any such permitted Accounts Receivable Securitization;

(16)	any Lien renewing or extending any Lien permitted by clauses (9), (10) or (11) above; provided that (i) the principal amount of the Indebtedness secured by any such Lien shall not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal or extension of such Lien, and (ii) no assets encumbered by any such Lien other than the assets encumbered immediately prior to such renewal or extension shall be encumbered thereby; and

(17)	Liens in addition to the Liens described in clauses (1) through (16) above incurred in the ordinary course of business of the Partnership or any Restricted Subsidiary of the Partnership with respect to Indebtedness that does not exceed $30 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means Indebtedness incurred by the Partnership or any Restricted Subsidiary to substantially concurrently (excluding any notice period on redemptions) repay, refund, renew, replace, extend or refinance, in whole or in part, any Permitted Indebtedness of the Partnership or any Restricted Subsidiary or any other Indebtedness incurred by the Partnership or any Restricted Subsidiary pursuant to the “Limitation on Additional Indebtedness” covenant, to the extent that:

(1)	the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal or accreted amount plus the amount of accrued and unpaid interest of the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced and the amount of a reasonably determined premium necessary to accomplish such financing;

(2)	with respect to the repayment, refunding, renewal, replacement, extension or refinancing of our Indebtedness, the Permitted Refinancing Indebtedness ranks no more favorably in right of payment with respect to the debt securities than the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced; and

(3)	with respect to the repayment, refunding, renewal, replacement, extension or refinancing our Indebtedness, the Permitted Refinancing Indebtedness has a Weighted Average Life to Stated Maturity and Stated Maturity equal to, or greater than, and has no fixed mandatory redemption or sinking fund requirement in an amount greater than or at a time prior to the amounts set forth in, the Indebtedness so repaid, refunded, renewed, replaced, extended or refinanced;

provided, however, that Permitted Refinancing Indebtedness shall not include Indebtedness incurred by a Restricted Subsidiary to repay, refund, renew, replace, extend or refinance Indebtedness of the Partnership.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Redeemable Capital Stock” means any shares of any class or series of Capital Stock, that, either by the terms thereof, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity with respect to the principal of any Security or is redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Securities, or is convertible into or exchangeable for debt securities at any time prior to the Stated Maturity of the Securities.

“Reporting Default” shall mean the failure by the Partnership for whatever reason to comply with the covenant captioned “Reports by the Registrants.”

“Restricted Subsidiary” means a Subsidiary of the Partnership (including the Issuers), which, as of the date of determination, is not an Unrestricted Subsidiary of the Partnership.

“Securities” means unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series as provided in the indenture and authenticated and delivered under the indenture.

“SPE” means any special purpose Unrestricted Subsidiary established in connection with any Accounts Receivable Securitization.

“Stated Maturity” means, (i) when used with respect to any Security or any installment of interest thereon, the date specified in such Security as the fixed date on which the principal of such Security or such installment of interest is due and payable, and (ii) when used with respect to any other Indebtedness, means the date or dates specified in the instrument governing such Indebtedness as the fixed date or dates on which each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, or any installment of interest thereon, is due and payable.

“Total Assets” means, as of any date of determination, the consolidated total assets of the Partnership and the Restricted Subsidiaries as would be shown on a consolidated balance sheet of the Partnership and the Restricted Subsidiaries prepared in accordance with GAAP.

“Unrestricted Subsidiary” means any Subsidiary of the Partnership or a Restricted Subsidiary that is designated as such by the General Partner; provided that no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Subsidiary (other than any Indebtedness or other obligation incurred in respect of an Accounts Receivable Securitization):

(1)	is guaranteed by the Partnership or any Restricted Subsidiary;

(2)	is recourse to or obligates the Partnership or any Restricted Subsidiary in any way; or

(3)	subjects any property or assets of the Partnership or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof.

Notwithstanding the foregoing, the Partnership or a Restricted Subsidiary may Guaranty or agree to provide funds for the payment or maintenance of, or otherwise become liable with respect to Indebtedness of an Unrestricted Subsidiary, but only to the extent that the Partnership or a Restricted Subsidiary would be permitted to:

(1)	make an Investment in such Unrestricted Subsidiary pursuant to clause (8) of the definition of Permitted Investments; and

(2)	incur the Indebtedness represented by such Guaranty or agreement pursuant to the first paragraph of the covenant captioned “Limitation on Additional Indebtedness.”

The board of directors may designate an Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, (i) there exists no Event of Default or event that after notice or lapse of time or both would become an Event of Default, and (ii) if such Unrestricted Subsidiary has, as of the date of such designation, outstanding Indebtedness (other than Permitted Indebtedness) the Partnership could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness).

Notwithstanding the foregoing, (i) no Subsidiary may be designated an Unrestricted Subsidiary if such Subsidiary, directly or indirectly, holds Capital Stock of a Restricted Subsidiary and (ii) neither the Operating Partnership, AmeriGas Finance Corp., nor AmeriGas Finance LLC may be designated an Unrestricted Subsidiary.

“Weighted Average Life to Stated Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness;

provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Stated Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

“Wholly Owned Restricted Subsidiary” means the Operating Partnership or any Subsidiary of the Partnership of which 100% of the outstanding Capital Stock is owned by the Partnership or by one or more Wholly Owned Restricted Subsidiaries of the Partnership or the Operating Partnership or by the Partnership and one or more Wholly Owned Restricted Subsidiaries of the Partnership or the Operating Partnership. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

Form of Debt Securities

The certificates representing the debt securities will be issued in fully registered form, without coupons. Except as described in an accompanying prospectus supplement, the debt securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the debt securities will own book-entry interests in the global note evidenced by records maintained by DTC. Book-entry interests may be exchanged for certificated debt securities of like tenor and equal aggregate principal amount, if:

(1)	DTC notifies us that it is unwilling or unable to continue as depositary or we determine that DTC is unable to continue as depositary and we fail to appoint a successor depositary;

(2)	we provide for the exchange pursuant to the terms of the indenture;

(3)	we determine that the book-entry interests will no longer be represented by global debt securities and we execute and deliver to the trustee instructions to that effect; or

(4)	there shall have occurred and be continuing a Default or an Event and Default with respect to the debt securities.

PLAN OF DISTRIBUTION

We will offer the debt securities only by and through underwriters in firm commitment underwritings.

The prospectus supplement relating to a particular offering of securities will set forth the terms of such offering, including:

(1)	the name or names of any underwriters;

(2)	the purchase price of the offered debt securities and the proceeds to us from such sale;

(3)	any underwriters’ discounts and commissions and other items constituting underwriters’ compensation;

(4)	any securities exchanges on which such offered debt securities may be listed; and

(5)	any sales by third parties of securities covered by this prospectus, including in short sale transactions.

Debt securities offered by this prospectus will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase the offered debt securities unless specified conditions are satisfied, and if the underwriters do purchase any offered debt securities, they will purchase all offered debt securities.

In accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered debt securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

(1)	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

(2)	A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

(3)	A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

In compliance with FINRA guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the debt securities offered pursuant to this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of debt securities will be significantly less than this amount.

Underwriters may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters may be customers of, engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

The debt securities offered under this prospectus will have no established trading market. Any underwriters to whom such offered debt securities are sold for public offering and sale may make a market in such offered debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered debt securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

LEGAL MATTERS

The validity of the debt securities being offered will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The combined financial statements of Heritage Operating, L.P. and subsidiaries and Titan Energy Partners, L.P. and subsidiaries as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate by reference information that we file with the SEC. This means that we disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered a part of this prospectus. Any information we file with the SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC:

(1)	our annual report on Form 10-K for the fiscal year ended September 30, 2011, filed on November 21, 2011; and

(2)	our current reports on Form 8-K filed on October 6, 2011, October 17, 2011, November 28, 2011, December 7, 2011, December 16, 2011 and January 4, 2012.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus to the end of the offering of the debt securities. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may furnish to the SEC, unless otherwise specified in such current report or in a particular prospectus supplement.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be made to AmeriGas Propane, Inc., 460 North Gulph Road, King of Prussia, Pennsylvania 19406, telephone (610) 337-7000, Attention: Hugh J. Gallagher, Treasurer.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC. You can read and copy these reports and other information, including the documents incorporated by reference, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 (please call 1-800-SEC-0330 for further information about the operation of the public reference room). Such documents, reports and information are also available on the SEC’s website at http://www.sec.gov.

We also provide information to the New York Stock Exchange because our common units are traded on the New York Stock Exchange. You may obtain our reports and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.